Exhibit 2.1

AMENDED AND RESTATED JOINT ACTION AGREEMENT

of

AVIANCA HOLDINGS S.A.

dated as of November 29, 2018

TABLE OF CONTENTS

i

ii

AMENDED AND RESTATED JOINT ACTION AGREEMENT

This Amended and Restated Joint Action Agreement (this “Agreement”), dated as of November 29, 2018, is entered into by and among Avianca Holdings S.A., a corporation organized under the Laws of the Republic of Panama (the “Company”), Kingsland Holdings Limited, a company organized under the Laws of the Commonwealth of the Bahamas (“Kingsland”), BRW Aviation LLC, a Delaware limited liability company (“NewCo”), United Airlines, Inc., a corporation organized under the Laws of the State of Delaware (together with its Affiliates, “United”), such other Persons (as defined in Section 1.01) as may, from time to time, become parties to this Agreement in accordance with the provisions hereof and solely for purposes of Section 4.04, Synergy Aerospace Corp., a corporation organized under the Laws of the Republic of Panama (“Synergy”). Each of United, Kingsland, NewCo and such other Persons who may hereafter become a party to this Agreement is sometimes referred to herein individually as a “Shareholder” and, collectively, as the “Shareholders”.

RECITALS:

WHEREAS, on September 11, 2013, the Company, Kingsland and Synergy entered into that certain Joint Action Agreement, as amended on March 24, 2015 (the “Original JAA”);

WHEREAS, on November 29, 2018, United, NewCo, Synergy and the other parties thereto entered into that certain Term Loan Agreement (the “NewCo Loan Agreement”), pursuant to which United has agreed to loan to NewCo certain funds (the “NewCo Loan”), which NewCo Loan will be secured by, among other things, all of the Capital Stock directly owned by NewCo (such capital stock, the “AVH Collateral”);

WHEREAS, (i) on November 9, 2018, Synergy transferred all of its Capital Stock, and assigned all of its rights and obligations under the Original JAA to NewCo, and NewCo became a party to, and succeeded to all of the rights and obligations of Synergy under, the Original JAA, and NewCo executed and delivered an Accession Agreement pursuant to Section 6.01 of the Original JAA and (ii) on or about the date hereof, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, NewCo transferred or will transfer one Common Share to United (clauses (i) and (ii), collectively, the “NewCo and United Transfers”);

WHEREAS, as conditions precedent to the funding of the NewCo Loan, among other things, (i) Kingsland, NewCo, the Company and United shall have entered into that certain Share Rights Agreement, dated the date hereof, (ii) Kingsland and United shall have entered into that certain Put Option Agreement (the “Put Option Agreement”), dated the date hereof, pursuant to which, among other things, United has agreed to grant to Kingsland the “put” rights described therein with respect to all of the Capital Stock of the Company held by Kingsland as of the date hereof (the “Put Shares”), (iii) Kingsland, NewCo and United shall have entered into that certain Cooperation Agreement, dated the date hereof, pursuant to which, among other things, Kingsland, NewCo and United have made certain agreements relating to the Capital Stock of the Company, (iv) NewCo and United shall have entered into that certain AVH Call Option Agreement (the “AVH Call Option Agreement”) and (iv) the parties hereto shall have entered into this Agreement;

WHEREAS, the parties hereto are entering into this Agreement in order to, among other things, agree to certain rights and obligations to govern the relationship among the parties, permit the transfer of, and the creation of liens on, the AVH Collateral and the Put Shares in favor of, United by excluding United, its Affiliates and the United Designee from the definition of Non-Permitted Holders; and

WHEREAS, the parties hereto now desire to amend and restate the Original JAA as set forth herein.

NOW, THEREFORE, in consideration of the foregoing and of the mutual agreements and covenants contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01    Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

“50% Payment Certification” has the meaning set forth in Section 7.21(a).

“100% JAA” has the meaning set forth in Section 7.21(b).

“100% Payment Certification” has the meaning set forth in Section 7.21(b).

“Adjustment Event” has the meaning set forth in the Put Option Agreement.

“Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such specified Person.

“AVH ADS” means the Company’s American Depositary Shares (as evidenced by American Depositary Receipts) listed in the NYSE, each currently representing eight Preferred Shares as of the date hereof.

“AVH Stock Appreciation Rights Agreement” has the meaning set forth in the Share Rights Agreement.

“AVH United NDA” means that certain Third Amended and Restated Confidentiality Agreement, dated as of March 2, 2017, by and between United and the Company.

“Beneficial Owner” or “Beneficially Own” (including, with correlative meaning, the term “Beneficial Ownership”) has the meaning given such terms in Rule 13(d)(3) under the Exchange Act.

“Board” means the Board of Directors of the Company.

“Business Day” means any day other than Saturday, Sunday, a day which is a legal holiday in the City of New York, United States, Nassau, the Bahamas, Panama City, Panama, or Bogota, Colombia or a day on which commercial banks in the City of New York, United States, Nassau, the Bahamas, Panama City, Panama or Bogota, Colombia are authorized or required by Law to close.

“Capital Stock” means, on any given date, the issued and outstanding Common Shares and Preferred Shares as of such date.

“Common Share” means the Company’s common shares, par value US$0.125 per share.

“Competitor” means any airline based in, or whose business includes the transportation of passengers and/or cargo to, from or within any one or more of Mexico, Central America, South America and/or the Caribbean other than helicopter or private air taxi services or other non-scheduled passenger charter services using aircraft having less than 25 seats.

“Confidential Information” has the meaning set forth in Section 7.20.

“Contract” means any legally binding arrangement, whether written or oral, including agreements, contracts, indentures, debentures, notes, bonds, loans, collective bargaining agreements, leases, mortgages, franchises, license agreements, purchase orders, bids, letters of credit, memoranda of understanding, commitments or letter of credits, in each case, including any amendments or modifications thereto.

“Control” means, with respect to any specified Person, the possession of the power, directly or indirectly, to direct or cause the direction of the management or policies of such Person, whether through ownership of voting securities, by Contract or otherwise, including, without limitation, the direct or indirect ownership of securities having the power, directly or indirectly, to elect or appoint the majority of the board of directors or similar body governing the affairs of such Person, and “Controlling” and “Controlled by” shall be interpreted accordingly.

“Delegated Rights” has the meaning set forth in the Share Rights Agreement.

“Director” means a Person who is a member of the Board.

“Dividend Policy” means the Company’s dividend policy, as adopted by the Board on March 16, 2011, that provides for the annual payment of dividends to the holders of the outstanding Capital Stock in an aggregate amount equal to a minimum of 15% of the Company’s consolidated net income for each year, subject to (a) restrictions on the payment of such dividends under applicable Law, (b) mandatory reserve requirements or similar restrictions, including on a Subsidiary’s ability to pay dividends to the Company or any other Subsidiary and (c) any restrictions set forth in any Contract binding on the Company or any of its Subsidiaries from time to time.

“Event of Default” has the meaning set forth in the NewCo Loan Agreement.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exercise” has the meaning set forth in the Put Option Agreement.

“Family Member” means, in the case of a natural person, the spouse of such person or a parent, sibling, or descendent of such person (or a spouse thereof) or a partnership, trust or other entity established for the benefit of any of the foregoing.

“Governmental Authority” means, for any country, such country and its government and any national, federal, state, provincial, territory, departmental, county, municipal, local ministry, department, political subdivision, commission, court or tribunal, or agency or instrumentality thereof (including any legislative house or judiciary), as well as any government-owned or controlled corporation or other enterprise.

“IFRS” means international accounting standards within the meaning of IAS Regulation 1606/2002 as set forth from time to time in the statements and pronouncements of the International Accounting Standards Board, which are applicable to the circumstances as of the date of determination.

“Independent Third Party” has the meaning set forth in the Share Rights Agreement.

“Joint Business Agreements” has the meaning set forth in the NewCo Loan Agreement.

“Key Person” has the meaning set forth in the NewCo Loan Agreement.

“Key Person Event” has the meaning set forth in the NewCo Loan Agreement.

“Kingsland Director Rights” means Kingsland’s rights and obligations set forth in Section 3.03, Section 3.04, Section 3.05 and Section 3.06 (and consent or waiver rights with respect to any amendments or modifications to such sections of the JAA to the extent that such amendments or modifications are material or adverse to Kingsland or would expand Kingsland’s obligations or limit Kingsland’s rights under the JAA).

“Kingsland Group” means Kingsland and its Permitted Transferees.

“Kingsland NDA” means that certain Non-Disclosure Agreement, dated as of August 11, 2017, by and between United and Kingsland.

“Kingsland Termination Event” has the meaning set forth in Section 3.09.

“Law” or “Laws” means all applicable statutes, laws, rules, regulations, codes, ordinances, rulings, orders, decisions and awards of Governmental Authorities or permits.

“Lien” means any mortgage, pledge (prenda mercantil), hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

“Majority Vote” means a majority of the Directors present (by telephone conference, videoconference or similar telecommunications device, proxy or otherwise) at a meeting of the Board at which there is a quorum.

“Material Subsidiaries” means, collectively: (a) the following Subsidiaries of the Company: Taca International Airlines, S.A.; Avianca Costa Rica S.A.; Aviateca, S.A.; Avianca Perú S.A.; Isleña de Inversiones, S.A. de C.V.; Aerotaxis La Costeña, S.A.; Servicios Aereos Nacionales, S.A.; Aerovías del Continente Americano S.A. Avianca; Avianca Ecuador S.A.; and Tampa Cargo S.A.S.; and (b) any operating Subsidiaries of the Company which are, or from time to time are, “significant subsidiaries” as defined by Rule 405 under the United States Securities Act of 1933, as amended.

“NewCo Group” means NewCo and its Permitted Transferees.

“Non-Material Subsidiary” means any Subsidiary of the Company the revenues, assets or liabilities of which are less than 0.15% of the aggregate consolidated gross revenues, assets or liabilities, as applicable, of the Company for the most recent fiscal year.

“Non-Permitted Holder” means (a) a Person whose ownership of securities of the Company would violate applicable Law or would cause the Company or any of its Subsidiaries to no longer comply with local ownership restrictions or aviation bilateral treaties that govern the Company’s or its Subsidiaries’ operations, (b) any Competitor or an Affiliate of a Competitor, (c) any Person whose business includes the transportation of passengers and/or cargo that is not a member of the Star Alliance or (d) with respect to clauses (b) and (c), to any Transferring Shareholder’s actual knowledge, any Person acting on behalf of a Competitor (or an Affiliate of such Competitor) or such Person that is not a member of the Star Alliance; provided, however, that none of the parties to this Agreement, any Affiliate of United, the Independent Third Party, or following an Event of Default, a United Designee, shall be deemed or considered to be a Non-Permitted Holder.

“NYSE” means the (a) the New York Stock Exchange or (b) if the AVH ADSes are no longer quoted on the New York Stock Exchange, the principal U.S. stock exchange or securities market on which the AVH ADSes are then listed or quoted.

“Obligations” has the meaning set forth in the NewCo Loan Agreement.

“Organization Documents” means, with respect to any Person, its core documents, including (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction, including the pacto social); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction, including pacto social and estatutos under applicable Panamanian Law); and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation, registration or organization of such entity.

“party” and “parties” means, collectively, the parties to this Agreement from time to time, and, each, individually, a “party”.

“Permitted Transferee” means, with respect to any Person, (a) any Affiliate of such Person, (b) in the case of a Person which is a natural person, a Family Member of such Person, and (c) a transferee of Shares who receives such Shares by will or the Laws of descent and distribution, provided, however, that, notwithstanding the foregoing, a Non-Permitted Holder may not be deemed a Permitted Transferee.

“Person” means any natural person, partnership, firm, corporation, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Exchange Act.

“Preferred Shares” means the Company’s preferred shares, par value US$0.125 per share.

“Primary JBA” has the meaning set forth in the NewCo Loan Agreement.

“Put Option” has the meaning set forth in the Put Option Agreement.

“Sale” means, in respect of any securities, property or other asset, any direct or indirect sale, assignment, Transfer, distribution or other disposition thereof or of a participation therein, or other conveyance of any legal, ownership or beneficial interest therein (including through the sale or other Transfer of securities of any Person that is an owner of or Controls any Person that is an owner of such securities), or any short position in a security, or any other action or position otherwise reducing risk related to ownership through hedging or other derivative instruments, whether voluntarily or involuntarily or by operation of law or any agreement or commitment to do any of the foregoing.

“Senior Management” means the Company’s Chief Executive Officer, Chief Operating Officer and Chief Financial Officer.

“Share Rights Agreement” means that certain Share Rights Agreement, dated as of the date hereof, by and among Kingsland, NewCo, the Company and United.

“Shareholder” has the meaning set forth in the recitals.

“Shareholder Group” means the Kingsland Group, the NewCo Group or the United Group, as the context may require.

“Shares” means, on any given date, the issued and outstanding Common Shares and Preferred Shares as of such date.

“Special Approval Matter” means a matter for which either or both of the Independent Third Party (or United, if United delivers a United Approval Notice with respect to such matter) and NewCo have approval rights pursuant to Section 3.07(a).

“Subsidiary” means, with respect to a Person, any other Person Controlled by such first Person.

“Supermajority Affirmative Vote” means, at any time of determination, the affirmative vote of not fewer than the sum of (x) the largest number of Directors that have been appointed or elected by any of the Shareholder Groups at such time of determination, plus (y) one Director.

“Synergy” has the meaning set forth in the recitals.

“Synergy Change in Control” means any transaction or series of related transactions involving (a) the Sale of all or substantially all of the airline related assets of Synergy, NewCo and NewCo’s Subsidiaries, or (b) a Sale of equity securities (by merger or otherwise) of Synergy or any other Person, or other transaction, following which German Efromovich and/or Jose Efromovich and/or any one or more of the Family Members and/or Affiliates thereof do not, immediately after such Sale or other transaction, own equity securities representing a majority of the voting power of Synergy (or the surviving entity of any merger involving Synergy) and the ability to elect a majority of the directors of Synergy (or the surviving entity of any such merger), in the case of each of clauses (a) and (b), excluding, for purposes of this Agreement, (i) a Sale to United, its Affiliates or a United Designee, (ii) any Transfer of Shares or rights relating thereto to the Independent Third Party, (iii) the creation of any Lien on any Shares in favor of the Collateral Agent (as defined in the NewCo Loan Agreement), or (iv) any foreclosure by or on behalf of the Collateral Agent.

“Synergy United AVH NDA” means that certain Confidentiality Agreement, dated as of October 24, 2018, by and between Synergy, United and the Company.

“Third Party” means, with respect to any Shareholder, any other Person (other than a Permitted Transferee or an Affiliate, officer, director or employee of such Shareholder).

“Transaction Documents” has the meaning set forth in the Share Rights Agreement.

“Transfer,” “Transferred,” “Transferring” means, with respect to a Person, a direct or indirect disposition, sale, assignment, transfer, gift, surrender for cancellation, exchange or pledge, or the direct or indirect grant or transfer of any economic interest, security interest, ownership, derivative interest, voting power or other Lien, including by death (except with respect to a Key Person Event), operation of law, judicial decree, a change of Control of such Person, merger or consolidation of such Person into or with any other Person or otherwise, and the term “Transferability” shall be interpreted accordingly; provided, however, that a change of Control or merger or consolidation of United shall not be deemed a Transfer for purposes of this Agreement.

“United Approval Notice” has the meaning set forth in the Share Rights Agreement.

“United Designee” means any of the following Persons designated in writing by United, which Person will exercise any rights of United under this Agreement and any Transaction Document designated by United to be exercised by the United Designee: (a) any Affiliate of United; (b) any transferee of all or portion of the Common Shares owned or controlled by United; (c) any Person not party to, or an Affiliate of a party to, this Agreement (except as set forth in clause (d)); and (d) Kingsland, so long as it consents in writing to serve as the United Designee; provided, however, that, in the case of subclause (d), (x) if United has determined, in its sole and absolute discretion, that it can deliver a United Approval Notice but chooses not to do so (and only for so long as United does not change such determination) or if United has delivered a United Approval Notice, the United Designee cannot be, or remain to be, Kingsland with respect to the rights and matters set forth in the United Approval Notice and (y) for purposes of the exercise of any of United’s rights under this Agreement, such Person shall not be a Non-Permitted Holder; provided further, however, that (x) for so long as an Event of Default has occurred and is occurring, (y) if NewCo or any Affiliate of NewCo has breached its material obligations under any Transaction Document to which it is a party or (z) United is exercising its rights under Section 2.3, Section 2.7 or Section 2.8 of the Share Rights Agreement, a United Designee may be a Non-Permitted Holder.

“United Group” means United and its Permitted Transferees (including any United Designee, but, for purposes of this definition, excluding NewCo and Kingsland).

Section 1.02    Other Defined Terms. The following capitalized terms, when used in this Agreement without definition, shall have the meanings set forth in the Sections of this Agreement indicated below:

Defined Term	Section Reference
Accession Agreement	Section 6.01(a)
Additional Director	Section 3.03(e)
Agreement	Preamble
Appraiser	Section 4.04(c)(ii)
Approval Request	Section 3.07
AVH Call Option Agreement	Recitals
AVH Collateral	Recitals
Board Supermajority Matter	Section 3.04(a)
Business Plan and Budget	Section 5.01
CEO	Section 3.08(a)
CFO	Section 3.08(b)
Company	Preamble
Consensus Directors	Section 3.03(a)(i)(C)
Disapproval Notice	Section 3.07(c)
Executive Committee	Section 3.03(f)
Fair Value of the Company	Section 4.04(b)(ii)
Final Appraiser	Section 4.04(c)(ii)
HR Committee	Section 3.08(b)
Incumbent CEO	Section 3.08(a)
Independent Director	Section 3.03(a)(i)
Initial Appraisers	Section 4.04(c)(i)
Initial Valuation Date	Section 4.04(c)(ii)
ITP Board Observer	Section 3.03(d)
Kingsland	Preamble
Kingsland Election Date	Section 4.04(a)
Mutual Appraiser	Section 4.04(c)(i)
NewCo	Preamble
NewCo and United Transfers	Recitals
NewCo Loan	Recitals

NewCo Loan Agreement	Recitals
Notices	Section 7.02
Optioned AVH Shares	Section 4.02(d)
Original JAA	Recitals
Put Option Agreement	Recitals
Put Shares	Recitals
Representatives	Section 7.20
Shareholder	Preamble
Successor Designation	Section 3.08(a)
Synergy Buyer	Section 4.04(a)
Synergy Change in Control Transaction	Section 4.04(a)
Tag-Along Price	Section 4.04(b)(i)
Tag-Along Shares	Section 4.04(a)
United	Preamble
United Board Observer	Section 3.03(d)

ARTICLE II

REPRESENTATIONS AND WARRANTIES

OF THE STOCKHOLDERS

Each Shareholder severally, but not jointly, represents and warrants to the Company and each other Shareholder as follows:

Section 2.01    Organization and Authority. It is duly incorporated or organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization and has all necessary power and authority to enter into this Agreement, to carry out its obligations hereunder and to perform the actions contemplated hereby. The execution and delivery of this Agreement by such Shareholder, the performance by it of its obligations hereunder and the performance by it of the actions contemplated hereby have been duly authorized by all requisite action on its part. This Agreement has been duly executed and delivered by such Shareholder, and (assuming due authorization, execution and delivery by the other Persons signatory hereto) this Agreement constitutes a legal, valid and binding obligation of such Shareholder enforceable against it in accordance with its terms.

Section 2.02    No Conflict. The execution, delivery and performance of this Agreement by such Shareholder does not and will not (a) violate, conflict with or result in the breach of any provision of its Organization Documents, to the extent it has such, (b) conflict with or violate any Law applicable to such Shareholder or any of its assets, properties or businesses or (c) conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights pursuant to, any contract, agreement or arrangement by which such Shareholder is bound.

ARTICLE III

GOVERNANCE

Section 3.01    General.

(a)    From and after the date hereof, each Shareholder shall take all actions necessary to (i) give effect to the provisions of this Agreement, (ii) ensure that the Organization Documents of the Company and any of its Subsidiaries (x) give effect to the provisions of this Agreement and (y) do not conflict with the provisions of this Agreement, including voting to approve amendments to the Organization Documents of the Company and any of its Subsidiaries, and (iii) remove any Directors of the Company or directors of any of its Subsidiaries or any officer of the Company or officers of any of its Subsidiaries who take or attempt to take actions, or refrain from taking actions, in each case in violation of this Agreement. In addition, each Shareholder shall vote or cause to be voted all Capital Stock owned by such Shareholder at any shareholders meeting or in any written consent executed in lieu of such a meeting with respect to the Common Shares or the Preferred Shares, as the case may be, upon any matter submitted for action by the Company’s shareholders, in conformity with the specific terms and provisions of this Agreement and the Organization Documents of the Company or of its Subsidiaries. Subject to Section 7.16 and Section 7.17, to the extent permitted by applicable Law, in the event that there is any conflict between the Organization Documents of the Company or of any of its Subsidiaries and this Agreement, this Agreement shall prevail and the Shareholders and the Company shall, to the extent necessary, cause the Organization Documents of the Company or of its Subsidiaries to be changed, amended or modified to eliminate any such inconsistency (such change, amendment or modification, if any, to occur as soon as reasonably practicable but in any event on or before March 31, 2019 with respect to its Material Subsidiaries, and on or before June 30, 2019 with respect to its other Subsidiaries).

(b)    Notwithstanding anything in this Agreement to the contrary, from the date hereof until the delivery by United, if ever, of a United Approval Notice with respect to the applicable right, (i) a United Designee shall exercise all rights of any member of the United Group under this Agreement and (ii) the Independent Third Party shall exercise all of the Delegated Rights in accordance with Article 3 of the Share Rights Agreement. At such time, if ever, as United delivers a United Approval Notice with respect to any or all of such Delegated Rights, United (or, if designated by United, the United Designee) shall automatically succeed to each of such rights and authority identified in such United Approval Notice, supplanting the rights and authority of the Independent Third Party (or Kingsland or any other temporary Independent Third Party) or the United Designee, as applicable, with respect to such identified rights and authority, without any further amendment of this Agreement or the Share Rights Agreement.

(c)    From and after the date hereof, the Company shall not, and shall cause its Subsidiaries not to, take or commit to take any action that is not permitted by this Agreement, and the Company agrees to take all necessary and appropriate measures within its power in order to ensure the compliance by the Company and any of its Subsidiaries with any covenant or other obligation hereunder.

Section 3.02    Agreement to Vote. Each Shareholder agrees to vote all of its Capital Stock in order to carry out the agreements set forth in this Article III.

Section 3.03    Size and Composition of Board.

(a)    Except as set forth in Section 3.03(c), the composition of the Board shall be determined as follows:

(i)    A majority of the Directors serving on the Board at any time shall consist of individuals who qualify as “independent” under the rules and regulations of the NYSE (each, an “Independent Director”).

(A)    Each of the Kingsland Group and the United Group shall be entitled to appoint a number of such Independent Directors proportional to its ownership of Common Shares in relation to the other Shareholder Groups, equal to the product (rounded up or down to the nearest whole number) of: (1) the total number of Independent Directors, multiplied by (2) a fraction, the numerator of which is the aggregate number of Common Shares owned by such Shareholder Group and the denominator of which is the total number of Common Shares then owned by the NewCo Group, the Kingsland Group and the United Group.

(B)    The NewCo Group shall be entitled to appoint a number of such Independent Directors that is two less than the number proportional to its ownership of Common Shares in relation to the other Shareholder Groups, equal to (x) the product (rounded up or down to the nearest whole number) of: (1) the total number of Independent Directors, multiplied by (2) a fraction, the numerator of which is the aggregate number of Common Shares owned by the NewCo Group and the denominator of which is the total number of Common Shares then owned by the NewCo Group, the Kingsland Group and the United Group, minus (y) two (2).

(C)    Two additional Independent Directors (the “Consensus Directors”) shall be appointed by agreement of NewCo and Kingsland or, if Kingsland is unable or unwilling to engage with NewCo to appoint such Consensus Directors for a period of 15 consecutive days following any Consensus Director vacancy or a Kingsland Termination Event shall have occurred, then, the Independent Third Party will propose a list of three persons to be appointed as Consensus Directors (provided that the Independent Third Party shall use reasonable efforts to include up to four persons on the list), and NewCo shall, within two Business Days, select in writing two of such Persons to serve as Consensus Directors, in each case, such persons to have demonstrated experience in airline management, finance and/or governance; provided, however, that, if for any reason, Kingsland is engaging with NewCo, but NewCo and Kingsland cannot agree on the appointment of a Consensus Director during the 15-day period following any Consensus Director vacancy, then such Consensus Director shall be appointed directly by the Independent Third Party (or (x) if the Independent Third Party is Kingsland, then by a United Designee that is not an Affiliate of United or (y) United, if it has succeeded to this right of the Independent Third Party pursuant to the Share Rights Agreement).

(ii)    Of the total number of Directors who are not Independent Directors, each Shareholder Group shall be entitled, at its sole option, to appoint a number of such Directors proportional to its ownership of Common Shares in relation to the other Shareholder Groups, equal to the product (rounded up or down to the nearest whole number) of: (A) the total number of Directors who are not Independent Directors and (B) a fraction, the numerator of which is the aggregate number of Common Shares owned by such Shareholder Group and the denominator of which is the total number of Common Shares then owned by the NewCo Group, the Kingsland Group and the United Group.

(iii)    Notwithstanding anything in Section 3.03(a)(i) or Section 3.03(a)(ii) to the contrary, the minimum threshold of ownership applicable to the first Director to be appointed by the United Group will be 5% of the then outstanding Common Shares. In the event the United Group’s ownership of Common Shares is 5% or more, but is less than the pro rata ownership of Common Shares required to appoint one Director to the Board, then, the positive difference between the United Group’s ownership of Common Shares and the pro rata ownership of Common Shares required to appoint one Director shall be proportionally reduced from the Kingsland Group’s and the NewCo Group’s respective ownership of Common Shares for purposes of the calculation hereof, in order for the United Group to be able to appoint such single Director pursuant to this Section 3.03(a)(iii). For the avoidance of doubt, in the event that the United Group’s ownership of Common Shares is at least 5% of the then outstanding Common Shares and equal to, or higher than, the pro rata ownership of Common Shares required to appoint one Director of the Board, then, the procedure set forth herein shall not be applied for purposes of calculating the number of Directors each Shareholder Group will have the right to appoint pursuant to Section 3.03(a)(i).

(b)    The Board shall have a non-executive chairman to be elected by Majority Vote.

(c)    Notwithstanding anything in this Section 3.03 to the contrary, the rights of the United Group set forth in Section 3.03(a)(i) or Section 3.03(a)(ii) shall be exercised by a United Designee until such time, if ever, that United has delivered a United Approval Notice that it is entitled to and intends to exercise its rights set forth in Section 3.03(a)(i) and Section 3.03(a)(ii). For so long as the United Group owns at least 5% of the then outstanding Common Shares, the United Group shall be entitled, at its sole option, to appoint a number of Directors equal to the greater of (i) one (who shall not be an Independent Director) and (ii) the product (rounded up or down to the nearest whole number) of: (A) the total number of Directors who are not Independent Directors and (B) a fraction, the numerator of which is the aggregate number of Common Shares owned by the United Group and the denominator of which is the total number of Common Shares then owned by the NewCo Group, the Kingsland Group and the United Group; it being understood that, in the event that a certain Shareholder or Shareholder Group has been granted the rights, title and interest, or beneficial, voting and distribution rights, including ownership rights and usufruct rights, with respect to Common Shares issued in the name of another Shareholder, the Shareholder or Shareholder Group who has been granted the aforementioned rights shall be deemed the owner of such Common Shares, and the Shareholder or Shareholder Group who has granted such aforementioned rights will no longer be deemed the owner of such Common Shares, for purposes of the foregoing pro rata calculation. The NewCo Group and the Kingsland Group shall call a special meeting of the shareholders of the Company and participate in such special meeting (such meeting to occur at the earliest time permitted by the Company’s Organization Documents) and vote their Common Shares in favor of the election of the Directors nominated by United, in accordance with this Section 3.03(c), and the size of the Board shall be increased or otherwise adjusted to accommodate such Directors nominated by the United Group, as applicable.

(d)    During the term of this Agreement, unless and until United (i) shall have delivered the United Approval Notice referenced in the first sentence of Section 3.03(c) or (ii) has appointed one Director pursuant to Section 3.03(a), (x) United (or, if designated by United, a United Designee) shall be entitled to designate one representative and one alternate representative to act in his/her absence chosen by the United Group in its sole discretion (the “United Board Observer”) to attend, and such United Board Observer shall be invited by the Company to attend, strictly as an observer, all meetings of the boards of directors of the Company and its Subsidiaries as well as any and all committees thereof and (y) the Independent Third Party shall have the right to attend, and such Independent Third Party shall be invited by the Company to attend, strictly as an observer, all meetings of the boards of directors of the Company and its Subsidiaries as well as any and all committees thereof (the “ITP Board Observer” and together with the United Board Observer, the “Board Observers”).

(i)    The United Group may from time to time in its sole discretion designate and replace any such United Board Observer by written notice to the Company with at least two Business Days’ advance notice.

(ii)    The Board Observers shall either (i) agree in writing (such writing to be submitted to the Company and the United Group) to abide by the provisions of Section 7.20 or (ii) execute a non-disclosure agreement with the Company containing confidentiality provisions no less restrictive than the provisions set forth in Section 7.20, in each case, after which such Board Observer shall be entitled to receive, concurrently with, and in the same manner as provided to the Directors, all notices and written materials provided to the Directors, including, but not limited to, Board and committee meeting agendas, presentations and analyses. A Board Observer will not be entitled to any voting rights.

(e)    If a majority of the Independent Directors determine that (i) it is in the best interests of the Company to appoint to the Board, in addition to the Consensus Directors and the Directors appointed by the NewCo Group, the Kingsland Group and the United Group, as applicable, pursuant to clauses (i), (ii) and (iii) of Section 3.03(a), an individual to represent the interests of a significant holder or group of related holders of Capital Stock (other than the NewCo Group, the Kingsland Group and the United Group, as applicable), or (ii) the Company is required by Law to appoint to the Board, in addition to the Directors appointed by the NewCo Group, the Kingsland Group and the United Group, as applicable, pursuant to clauses (i), (ii) and (iii) of Section 3.03(a) any other individual; then, for so long as the majority of the Independent Directors determines that the Company should or must appoint such an individual (an individual to be appointed pursuant to this Section 3.03(e) is referred to herein as an “Additional Director”), (A) the size of the Board shall be increased to accommodate such Additional Director, (B) the additional Board seat(s) created by the increase in the size of the Board shall be filled only by Additional Director(s), (C) all Directors other than any Additional Directors shall continue to be nominated and appointed pursuant to clauses (i), (ii) and (iii) of Section 3.03(a) and (D) any Additional Director shall qualify as an Independent Director.

(f)    The Board shall establish a committee of the Board (the “Executive Committee”), to consist of one Independent Director appointed by NewCo, one Independent Director appointed by Kingsland (provided that after a Kingsland Termination Event, such seat will be filled by one Independent Director appointed by the United Group) and one of the Consensus Directors selected by the other two members of the Executive Committee, in each case, for so long as such Shareholder is entitled to appoint Independent Directors. The Consensus Director that is not selected to be a member of the Executive Committee shall serve as an alternate member of the Executive Committee, eligible to attend Executive Committee meetings and to vote in the place of the other Consensus Director if such other Consensus Director is not present at such meeting for such vote. Subject to Section 3.04(a) and Section 7.21, the Executive Committee shall review all matters to be presented to the Board, and the approval of a majority of the members of the Executive Committee shall be required for any agenda item or matter requiring a decision or resolution of the Board, prior to its presentation to the Board.

(g)    The compensation to be paid to the members and alternate member of the Executive Committee is set forth in Schedule III.

Section 3.04    Board Meetings.

(a)    The Board shall meet no less frequently than quarterly or other frequency as determined by the Board in its sole discretion, at such place and time as shall be determined by Majority Vote. Special meetings of the Board, to be held at the offices of the Company or such other place as shall be agreed by Majority Vote, shall be called at the direction of the CEO or one or more Directors, and for reasonable cause shown (which includes any meeting called by a Director to review any determination made by the Company pursuant to this Agreement), upon not less than five (5) Business Days’ notice given by one or more Directors, the CEO, the chairman of the Board or the Secretary of the Company to each Director (which foregoing officers shall give such notice if properly directed to do so by one or more Directors or the chairman of the Board as aforesaid). Emergency meetings of the Board may be held at the offices of the Company or such other place as shall be agreed by Majority Vote upon not less than one (1) Business Day’s telephone notice to each Director specifying in reasonable detail the nature of such emergency (to be confirmed by written notice to each Director including an agenda specifying in reasonable detail the matters to be discussed at the applicable Board meeting) by any Director, the CEO, the chairman of the Board or the Secretary of the Company. The matters addressed and resolved at any meeting may only include those expressly mentioned in the call notice and included in the agenda, unless otherwise agreed by a majority of the Directors present at such meeting and by a majority of Directors who are members of the Executive Committee (which agreement may be obtained at the relevant meeting); provided, however, that, if the majority of Directors who are members of the Executive Committee do not agree to include in the agenda a certain matter that is not a Special Approval Matter, and such matter, if not addressed and resolved at a Board meeting would cause, upon the written advice of the general counsel or outside legal counsel, the Directors to breach their fiduciary duties to the Company (each, a “Board Supermajority Matter”), then the Board may consider such matter if a majority of Directors agree to do so and may act upon such Board Supermajority Matter upon a receipt of a Supermajority Affirmative Vote. Notwithstanding anything to the contrary, subject to Section 7.20, each Director may discuss any matters discussed at a Board meeting, and share information provided at a Board meeting or in connection therewith (including any written materials), with the Shareholder Group that appointed such Director.

(b)    With respect to regular Board meetings, not later than five (5) Business Days before each such meeting, the Secretary of the Company shall deliver to each Director, together with the notice of each such meeting, an agenda specifying in reasonable detail the matters to be discussed at the applicable Board meeting (which matters, subject to Section 7.21, shall have been approved in advance by the Executive Committee). Any Director who wishes to have any additional matter discussed at any such meeting shall give the Secretary of the Company and each other Director not later than two Business Days prior to any such meeting, notice of each matter he or she so wishes to discuss. The provisions of this Section 3.04(b) shall remain subject to Section 3.03(f) with regard to any agenda item or matter requiring a decision or resolution of the Board.

(c)    Any Person who is entitled to attend any Board meeting may participate in that meeting by proxy, telephone conference, videoconference or similar telecommunications device by means of which all Persons participating in the meeting can hear each other or by any other method agreed to by the Board (which agreement may be obtained at the relevant meeting) and that Person will be counted towards the quorum of the meeting if he or she so participates; provided, however, that if a Director participates in a meeting via proxy, such Director may do so by granting such proxy to any other Director or the Secretary of the Company.

Section 3.05    Nomination and Election of Directors. The Shareholder Groups shall make the nominations to which they are entitled hereunder not later than thirty (30) days prior to each annual meeting of the Company’s shareholders, and the Board shall be elected at such meeting or by unanimous written consent in accordance herewith. Except as set forth in Section 3.06(b), all of the Independent Directors shall be elected, together on a single unified slate, at each annual meeting of the shareholders. The Company’s shareholders, agree to vote their Common Shares at any regular or special meeting of shareholders or in any written consent executed in lieu of such a meeting, and shall take all other actions necessary to appoint each Independent Director or Director that is not an Independent Director selected by each Shareholder Group pursuant to this Article III.

Section 3.06    Removal of Directors: Vacancies.

(a)    A Shareholder Group may, at any time, remove any Director designated or nominated by such Shareholder Group pursuant to Section 3.03 and Section 3.05, with or without cause by providing notice to the other Shareholder Groups and the Company. In the event that, at any time after the effectiveness of this Agreement, the number of Directors designated by a Shareholder Group differs from the number that such Shareholder Group has the right to designate, (i) if the number of such Directors exceeds the appropriate number, the Shareholder Group shall promptly take all appropriate action to cause to resign that number of Directors as is required to make the remaining number of Directors designated by such Shareholder Group conform to the provisions of this Agreement or (ii) if the number of such Directors is less than the appropriate number, the Board and the other Shareholder Groups shall take all necessary action to create sufficient vacancies on the Board to permit such Shareholder Group to designate the full number of Directors which it is entitled to designate pursuant to the provisions of this Agreement.

(b)    In the event a vacancy occurs on the Board as a result of the retirement, removal, resignation or death of any Director other than a Consensus Director, the Shareholder Group that initially appointed such Director shall appoint, at its sole discretion, a new person to replace such Director. In the case of the retirement, removal, resignation or death of any Consensus Director, such vacancy shall be filled by agreement of the NewCo Group and the Kingsland Group, or the NewCo Group and the Independent Third Party or United, in each case, as provided in Section 3.03(a)(i). The Shareholders agree to vote their respective Common Shares for the election of any person designated in accordance with this Section 3.06(b) to fill a vacancy on the Board. Any Director elected pursuant to this Section 3.06(b) shall serve until the next annual election of Directors.

Section 3.07    Approval Required.

(a)    A Majority Vote shall constitute an act of the Board. Notwithstanding the foregoing, but subject to Section 3.3 of the Share Rights Agreement, neither the Company nor any Subsidiary shall take any of the following actions without the approval of each of the Independent Third Party (or United, if United has delivered a United Approval Notice with respect to the rights under this Section 3.07(a)) and NewCo:

(i)    other than with respect to any Non-Material Subsidiary, modify, waive or repeal any provision contained in its Organization Documents, unless such modification is required, in the written opinion of the Company’s outside legal counsel, in accordance with applicable Laws to comply with an order by a Governmental Authority;

(ii)    merge or consolidate the Company or any Subsidiary with, or sell, Transfer or otherwise dispose of, all or substantially all of the assets of the Company or any Subsidiary, to any Third Party;

(iii)    issue or sell any voting Capital Stock of or other form of voting equity interest (or other security exercisable for or convertible into any voting Capital Stock or other form of voting equity interest) in the Company or any Subsidiary;

(iv)    except as specifically identified in the Business Plan and Budget, make any acquisition of (A) securities or other interests in any joint venture, partnership or other Person, (B) other assets related to the airline business or activities ancillary or related thereto in each case in an amount greater than (1) US$10.0 million in any single instance or (2) US$25.0 million in the aggregate during any fiscal year, or (C) other assets not related to the airline business or activities ancillary or related thereto;

(v)    except as specifically identified in the Business Plan and Budget, make capital expenditures in excess of US$10.0 million in the aggregate during any fiscal year;

(vi)    authorize, adopt, amend or modify the Business Plan and Budget;

(vii)    enter into, modify or supplement any Contract (A) with a Shareholder, Director or an officer of the Company or a Family Member or Affiliate of any of the foregoing, whether for the performance of services or the direct or indirect sale, lease, conveyance, exchange, Transfer or other disposition of goods, property or other assets or the leasing of same or otherwise or (B) pursuant to which a Shareholder, Director or an officer of the Company or a Family Member or Affiliate of any of the foregoing is a direct or indirect third-party beneficiary;

(viii)    loan any funds, enter into any advance purchase arrangement or otherwise extend credit to (A) a Shareholder, Director or an officer of the Company or a Family Member or an Affiliate of the foregoing or (B) any other Person other than to Airlines Clearing House Inc. or any vendor (including any travel agent or travel agency) in the ordinary course of business and on industry standard commercial terms;

(ix)    except as specifically identified in the Business Plan and Budget, enter into any Contract (including the giving of any guaranty or indemnity) that is either (A) outside the ordinary course of business, (B) on terms other than industry standard commercial terms, (C) of any long-term nature, or (D) involving an aggregate annual payment greater than 0.15% of consolidated gross revenues of the Company for the most recent four consecutive fiscal quarters;

(x)    terminate any Joint Business Agreement, except (A) as a result of a breach or default thereunder by United or any of its Affiliates giving rise to the Company’s right to such termination, (B) when such termination is required, in the written opinion of the Company’s outside legal counsel, in accordance with applicable Laws to comply with an order by a Governmental Authority and such order cannot be appealed by the parties to such Joint Business Agreement or complied with by the parties to such Joint Business Agreement using reasonable commercial efforts in a manner that does not require termination of such Joint Business Agreement, as applicable, (C) in accordance with its terms, effective no earlier than the expiration of the Initial Term (as defined in the Primary JBA), or (D) when such termination is made jointly by United and the Company;

(xi)    any action or omission which would cause the Company to breach, or would constitute a default under, a Joint Business Agreement;

(xii)    commence any bankruptcy or insolvency proceeding;

(xiii)    other than with respect to any Non-Material Subsidiary, dissolve or liquidate, or agree to dissolve or liquidate;

(xiv)    enter into, amend or modify any Contract for the purchase, order, lease (including any wet lease or dry lease), sublease or financing of any aircraft or aircraft engine (in each case whether new or used), or any other Contract which, would result in new or used aircraft or aircraft engines being added to Company’s fleet, unless, with respect to an amendment or modification of any such existing Contract, such amendment or modification (i) does not result in the imposition or expansion of any obligation of or restriction or burden on the Company or any Subsidiary thereof or reduction of the rights of the Company or any Subsidiary under such Contract and (ii) is consistent with the then prevailing market rates and industry practice with respect to Contracts for the purchase, order, lease (including any wet lease or dry lease), sublease or financing of any aircraft or aircraft engine (in each case whether new or used) of the same type;

(xv)    modify, waive or repeal any provision contained in any contractual arrangement with LifeMiles Ltd. or any of its Subsidiaries or other Affiliate owning any portion of the LifeMiles business;

(xvi)    change the jurisdiction of organization of the Company;

(xvii)    increase or decrease the size of the Board (other than an increase approved by a majority of the Independent Directors pursuant to Section 3.03(e)); or

(xviii)    subject to Section 7.21, submit any matter for a vote of the shareholders of the Company at a shareholders’ meeting (or otherwise).

(b)    Neither the Company nor any Subsidiary shall take any of the following actions without both a Majority Vote and the approval of a majority of the Independent Directors:

(i)    (A) acquire, repurchase or redeem any Capital Stock or other equity interest (or other security exercisable for or convertible into any Capital Stock or other equity interest) in the Company or any Subsidiary or (B) issue or sell any non-voting Capital Stock of or other non-voting equity interest (or other form of security exercisable for or convertible into any non-voting Capital Stock or other form of non-voting equity interest) in the Company or any Subsidiary;

(ii)    unless required by Law or a change in IFRS make any material change in accounting methods (other than (x) a change permitted by IFRS and recommended in writing by the Company’s external auditors or (y) a change recommended by management and unanimously approved by the audit committee of the Board);

(iii)    execute a settlement agreement or confess a judgment, the result of which would be to cause the Company to pay over US$5.0 million to a Third Party;

(iv)    commence any litigation for an amount in excess of US$5.0 million;

(v)    except as contemplated by the Business Plan and Budget, incur indebtedness for borrowed money (other than working capital debt incurred in the ordinary course of business), involving an aggregate annual amount greater than ten percent (10%) of the amount budgeted therefor in the Business Plan and Budget;

(vi)    adopt or amend any stock option plan or other equity incentive plan, or implement any methodology or structure (including compensation ranges) for determining the compensation of the Senior Management and the vice presidents of the Company;

(vii)    select or replace its independent auditors;

(viii)    modify the Dividend Policy; or

(ix)    terminate or relinquish any material governmental license, permit or concession obtained or held by the Company or any of its Material Subsidiaries.

(c)    Prior to the Board’s considering or acting upon any Special Approval Matter at any Board meeting, and/or prior to the Company or the Board submitting any Special Approval Matter to a vote of the Company’s shareholders, as applicable, the Company shall send to each of the Independent Third Party (or United, if United has delivered a United Approval Notice with respect to the rights under this Section 3.07(a)) and NewCo a written notice requesting that each of them approves a Special Approval Matter (an “Approval Request”) (A) with respect to any Board meeting at which a Special Approval Matter is to be considered, at least fifteen (15) days before the date such Board meeting is scheduled to occur, or (B) with respect to any shareholders meeting at which a Special Approval Matter is to be considered, at least fifteen (15) days before the earlier of the date of such shareholders meeting and the date on which the notice of such shareholders meeting is sent to the Company’s shareholders. Any Approval Request shall be accompanied by any materials that will be presented to the Board or shareholders in respect of the subject Special Approval Matter(s), which materials shall describe the Special Approval Matter(s) in all material respects and include all such information required to permit a Director or Shareholder to be fully informed on such matter and, in the case of a Director, exercise his or her fiduciary duties in connection with voting on such matter. Unless the Independent Third Party (or United, if United has delivered a United Approval Notice with respect to the rights under this Section 3.07(a)) or NewCo, as applicable, delivers to the Company and each other Shareholder within fifteen (15) days following receipt of an Approval Request or two Business Days following the applicable Board meeting or shareholders meeting, as the case may be, a written notice that the Independent Third Party (or United, if United has delivered a United Approval Notice with respect to the rights under this Section 3.07(a)) or NewCo, as applicable, disapproves a Special Approval Matter that is the subject of such Approval Request (a “Disapproval Notice”), subject to Section 3.3 of the Share Rights Agreement, the Independent Third Party (or United, if United has delivered a United Approval Notice with respect to the rights under this Section 3.07(a)) or NewCo, as applicable, shall be deemed to have approved such Special Approval Matter (as described in the particular Approval Request), provided that such Special Approval Matter is actually submitted to the Board and/or, if required, the Company’s shareholders, for their consideration and approval, and is actually approved by the Board and/or the Company’s shareholders, as applicable. For the avoidance of doubt, if neither the Independent Third Party (or United, if United has delivered a United Approval Notice with respect to the rights under this Section 3.07(a)) nor NewCo delivers a Disapproval Notice prior to the relevant Board meeting or shareholder meeting, then, such Board or shareholder meeting shall proceed to consider such Special Approval Matter and vote on it (all in accordance with applicable Law, the Company’s Organization Documents and, if applicable, this Agreement); provided, however, that either the Independent Third Party (or United, if United has delivered a United Approval Notice with respect to the rights under this Section 3.07(a)) or NewCo may deliver a Disapproval Notice following such meeting in accordance with the provisions of this Section 3.07(c); provided further, however, that, if a Disapproval Notice is issued after the applicable meeting has been held, then, so long as the Company has not taken any action with respect to such Special Approval Matter that is binding on the Company, each of the Shareholders shall vote their respective Common Shares at a special meeting of shareholders or in any written consent executed in lieu of such a meeting, and shall cause their respective Directors to vote, and shall take all other actions necessary, to adopt a resolution to revoke the approval of such Special Approval Matter or cause the Company to abstain from taking any action with regards to such Special Approval Matter for which a Disapproval Notice was issued. The Company hereby agrees that any Approval Request that is required to be delivered to any party to the JAA pursuant to the terms hereof shall be simultaneously delivered to United, any United Designees and the Independent Third Party in the manner set forth in Section 7.02.

Section 3.08    Officers.

(a)    In the event that any vacancy occurs in the office of the Chief Executive Officer (“CEO”) of the Company, the incumbent CEO of the Company (the “Incumbent CEO”) shall engage an internationally recognized search firm to identify and recommend successor CEO candidates; provided that, in the event there is no Incumbent CEO or, in the judgment of a majority of the Independent Directors, it would not be advisable for the Incumbent CEO to engage such search firm, such firm shall be selected by the Board and approved by a majority of the Independent Directors. The search firm shall be directed to recommend to the Board a slate of at least three (3) individuals to serve in such vacant CEO position; provided that, to the extent (i) a slate of three (3) to (and including) five (5) individuals is recommended, each of the Independent Third Party (or United, if United has delivered a United Approval Notice with respect to the rights under this Section 3.08) and NewCo shall have the right to remove any one (1) individual from such slate, and (ii) a slate of six (6) or more individuals is recommended, each of the Independent Third Party (or United, if United has delivered a United Approval Notice with respect to the rights under this Section 3.07(a)) and NewCo shall have the right to remove up to one-third (1/3) of the individuals from such slate. The remaining slate of candidates (following any removal of candidates by the Independent Third Party (or United, if United has delivered a United Approval Notice with respect to the rights under this Section 3.07(a)) or NewCo) shall be presented to and interviewed by the full Board, which shall select from among such candidates by a Majority Vote a successor CEO (the “Successor Designation”). As promptly as practicable following any Successor Designation, the Board shall take all actions as may be necessary pursuant to and in accordance with applicable Law and the Organization Documents of the Company to appoint the successor CEO.

(b)    In the event that any vacancy occurs in the office of the Chief Financial Officer (“CFO”) of the Company, the Incumbent CEO shall identify and recommend successor CFO candidates. The Incumbent CEO shall recommend a slate of at least three (3) individuals to serve in such vacant CFO position; provided that, to the extent (i) a slate of three (3) to (and including) five (5) individuals is recommended, each of the Independent Third Party (or United, if United has delivered a United Approval Notice with respect to the rights under this Section 3.07(a)) and NewCo shall have the right to remove any one (1) individual from such slate, and (ii) a slate of six (6) or more individuals is recommended, each of the Independent Third Party (or United, if United has delivered a United Approval Notice with respect to the rights under this Section 3.07(a)) and NewCo shall have the right to remove up to one-third (1/3) of the individuals from such slate. The Incumbent CEO shall then identify from the remaining slate of candidates (following any removal of candidates by the Independent Third Party (or United, if United has delivered a United Approval Notice with respect to the rights under this Section 3.07(a)) or NewCo) one (1) individual to be recommended to the Human Resource committee of the Board (the “HR Committee”) for such vacant CFO position. If the HR Committee approves and recommends such individual to the full Board for approval, then, subject to the Board’s approval of such individual, the Board shall take all actions as may be necessary pursuant to and in accordance with applicable Law and the Organization Documents of the Company to appoint such individual as the successor CFO.

(c)    Promptly following the appointment of the Consensus Directors, and at any time when there is a vacancy in the office of the Secretary of the Company, the Secretary of the Company shall be identified and recommended by the Consensus Directors. As promptly as practicable following the recommendation by the Consensus Directors of an individual to serve as Secretary of the Company, the Board shall take all actions as may be necessary pursuant to and in accordance with applicable Law and the Organization Documents of the Company to appoint the Secretary of the Company recommended by the Consensus Directors; provided, however, that, if the Board rejects the candidate proposed by the Consensus Directors, then, the Board shall explain in writing with reasonable detail the rationale for such rejection and request the Consensus Directors to recommend another candidate to be appointed as Secretary of the Company, in which case the Board shall promptly, but in any event within five Business Days following the recommendation of such other candidate, take all actions as may be necessary pursuant to and in accordance with applicable Law and the Organization Documents of the Company to appoint the Secretary of the Company recommended by the Consensus Directors. At any time that the Consensus Directors determine in good faith that the Secretary is not performing satisfactorily his or her duties, the Consensus Directors may recommend to the Board to remove the Secretary, and the Shareholders of the Company agree to cause their respective Directors to vote, and shall take all other actions necessary, to remove the Secretary.

Section 3.09    Termination of Certain Rights. Notwithstanding anything in this Agreement to the contrary, (i) the Kingsland Director Rights shall automatically terminate upon the consummation of the Transfer of all of the Put Shares (other than to a Permitted Transferee), whether pursuant to the Put Option Agreement, or otherwise in accordance with the terms and conditions of this Agreement and the Share Rights Agreement (a “Kingsland Termination Event”) and (ii) Section 4.04 shall terminate in accordance with clause (d) thereof.

ARTICLE IV

TRANSFER OF SHARES

Section 4.01    Legends. The Company shall affix to each certificate evidencing Common Shares issued to the Shareholders a legend in substantially the following form:

“THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER AS SET FORTH IN THE SHARE RIGHTS AGREEMENT, DATED AS OF NOVEMBER __, 2018, AND THE AMENDED AND RESTATED JOINT ACTION AGREEMENT, DATED AS OF NOVEMBER __, 2018, AS SUCH DOCUMENTS MAY BE AMENDED OR AMENDED AND RESTATED FROM TIME TO TIME, A COPY OF EACH OF WHICH IS ON FILE AT THE PRINCIPAL EXECUTIVE OFFICES OF THE COMPANY. NO REGISTRATION OF TRANSFER OF THESE SHARES WILL BE MADE ON THE BOOKS OF THE COMPANY UNLESS AND UNTIL SUCH RESTRICTIONS SHALL HAVE BEEN COMPLIED WITH.”

Section 4.02    Certain Restrictions on Sale and Encumbrance. Notwithstanding anything to the contrary set forth in this Agreement or in the Transaction Documents, including, but not limited to, this Article IV, no Shareholder shall, or shall permit any of its Affiliates or owners to, under any circumstance, directly or indirectly (including through the Sale or other Transfer of securities of any Person that is an owner of or Controls any Person that is an owner of such securities) make, solicit or permit any Sale, Transfer, assignment or other disposition of, or create, incur or assume any Lien with respect to, any Capital Stock owned by such Shareholder, Affiliate or owner to a Non-Permitted Holder; provided, however, that the foregoing restriction in this Section 4.02 shall not apply to any Sale or other Transfer of securities by United or a United Designee. The provisions of this Section 4.02 shall not apply to any open market sale on any an established U.S. or foreign securities exchange or automated quotation system on which the Capital Stock is listed or quoted; provided that the relevant Shareholder or its Affiliates or owner acts in good faith without any intention to circumvent the provisions of this Section 4.02 and has no knowledge that the purchaser in such open market sale is or is likely to be a Non-Permitted Holder or acting in concert with, or as a part of a group that includes, any Non-Permitted Holder. Notwithstanding anything to the contrary, (a) any Shareholder Group shall be permitted to acquire and own interests, including security, derivative or other direct or indirect interests, in the Capital Stock, and to obtain and exercise options or other rights to acquire Capital Stock to the extent provided for in the Share Rights Agreement, while it is in force and effect; (b) United and its Affiliates, the United Designee, Kingsland and the Independent Third Party shall be entitled to exercise all Common Share voting rights including by way of usufruct in a manner consistent with the Transaction Documents; (c) United and its Affiliates shall be permitted to have a security interest in and Lien on the Capital Stock, and the exercise by United or its Affiliates of all rights arising under the Loan Documents (as such term is defined in the NewCo Loan Agreement), including United’s (or its Affiliates) right to foreclose on its security interest in, taking ownership of and exercising the rights of ownership (including the right to vote) in the Capital Stock and allowing any such shares that are Common Shares to remain voting shares; and (d) only with respect to the Common Shares that United acquires pursuant to the AVH Call Option Agreement (such Common Shares, collectively, the “Optioned AVH Shares”), United may not Transfer or cause to be Transferred any Optioned AVH Shares to a third party, unless such Optioned AVH Shares are first converted into Preferred Shares; provided, however, that the transfer restriction in this clause (d) shall not apply (i) for so long as an Event of Default has occurred and is continuing, (ii) if Synergy, NewCo or any Affiliate of NewCo has breached its material obligations under any Transaction Document to which it is a party and such breach has not been waived or cured, if capable of being cured or (iii) to any Transfer by United or a United Designee of Shares in accordance with Section 2.3 of the Share Rights Agreement or in connection with the exercise of United’s rights under Section 2.7 or Section 2.8 of the Share Rights Agreement; provided further, however, if such conversion of Optioned AVH Shares into Preferred Shares by United would otherwise (x) cause all of the Preferred Shares to have voting rights pursuant to the Company’s Organization Documents or (y) cause Synergy and Kingsland to lose Control of the Company, then, United will have the right to Transfer (without first having to convert into Preferred Shares) the amount of Common Shares that exceed the number of Shares that can be converted without triggering the events described in clause (x) or (y) above. For the avoidance of doubt, nothing herein shall limit Kingsland’s ability to Transfer the Put Shares to United, a United Designee or NewCo pursuant to the Put Option Agreement or otherwise exercise its rights or perform its obligations under the Put Option Agreement and the other agreements entered into in connection therewith.

Section 4.03    Improper Sale or Encumbrance. Any attempt not in compliance with this Agreement to make any Sale or Transfer of, or create, incur or assume any Lien with respect to, any Capital Stock shall be null and void and of no force and effect, the purported transferee shall have no rights or privileges in or with respect to the Company or under this Agreement, and the Company shall not give any effect in the Company’s stock records to such attempted Sale, Transfer or Lien.

Section 4.04    Tag-Along Right.

(a)    Subject to Article 2 of the Share Rights Agreement, in the event that Synergy intends to effect a transaction that would constitute a Synergy Change in Control (a “Synergy Change in Control Transaction”), Synergy shall provide to Kingsland written notice of its intention to enter into such Synergy Change in Control Transaction, which notice shall set forth (i) the name and address of the Person with whom Synergy is entering into such Synergy Change in Control Transaction (the “Synergy Buyer”) and (ii) the value ascribed for the Common Shares in connection with such Synergy Change in Control Transaction. Upon receipt of such notice, then Kingsland shall have the right to, within thirty (30) days, irrevocably elect to sell all, but not less than all, of the Kingsland Group’s Common Shares (the “Tag-Along Shares”) to the Synergy Buyer or, if the Synergy Buyer fails to purchase such shares, to Synergy; provided, however, that prior the tenth anniversary of the date hereof, Kingsland may not exercise such right unless the price per Common Share exceeds US$1.5625 (as adjusted for the occurrence of any Adjustment Event). Failure by Kingsland to make an election pursuant to this Section 4.04(a) within the 30-day election period shall constitute an election to decline to sell pursuant to this Section 4.04(a). If Kingsland elects not to sell the Tag-Along Shares pursuant to this Section 4.04(a), the Synergy Buyer shall be required to execute and deliver an Accession Agreement that has the effect of making this Agreement a legal, valid and binding obligation of the Synergy Buyer enforceable against it in accordance with its terms. If Kingsland elects to sell the Tag-Along Shares pursuant to this Section 4.04(a) (the date on which Kingsland delivers notice to Synergy of such election, the “Kingsland Election Date”), (i) Synergy shall cause the Synergy Buyer to purchase all of the Tag-Along Shares at the closing of the Synergy Change in Control Transaction and if the Synergy Buyer fails to do so and the closing of the Synergy Change in Control Transaction occurs, then Synergy (or, if the reason that the purchase of the Tag-Along Shares has not been completed is due to the ongoing valuation procedures in accordance with Section 4.04(c), the Synergy Buyer if the Synergy Buyer confirms in writing its obligation to make such purchase in accordance with this Section 4.04) shall be obligated to purchase the Tag-Along Shares, and (ii) the Kingsland Group shall take all lawful action reasonably requested by the Synergy Buyer to complete the Sale contemplated by the Synergy Change in Control Transaction, including the surrender to the Synergy Buyer of any stock certificates representing such shares properly endorsed for transfer to the Synergy Buyer against payment of the sale price for such shares, and if so reasonably requested by the Synergy Buyer, the execution of all sale and other agreements in the form requested; provided that the Kingsland Group shall not be required to make any representation, warranty, or commitment in any such agreement except representations and warranties as to their power and authority to Transfer such shares free and clear of all Liens, their unencumbered title to such shares, and the absence of any litigation, Laws or agreements which would impede the Transfer of such shares. The consideration to be paid to the Kingsland Group by either the Synergy Buyer or Synergy for the Tag-Along Shares pursuant to a transaction contemplated by this Section 4.04(a), shall be equal to Tag-Along Price (as defined in Section 4.04(b)). If the Synergy Change in Control Transaction does not close, the notice provided pursuant to this Section 4.04(a) shall be deemed to have been withdrawn and the obligation to comply with this Section 4.04(a) shall continue in effect.

(b)    For purposes of this Section 4.04,

(i)    the term “Tag-Along Price” means (x) to the extent the Synergy Change in Control Transaction involves only equity securities of the Company, Kingsland’s pro rata portion of the amount paid or proposed to be paid for such equity securities based on Kingsland’s Common Shares (on a fully diluted basis) relative to all outstanding Capital Stock (on a fully-diluted basis), or (y) to the extent the Synergy Change in Control Transaction does not involve only equity securities of the Company, the value per share of Common Share, determined on the basis of the amount paid or proposed to be paid for the assets or equity securities of Synergy or other Person(s) involved in the Synergy Change in Control Transaction either (A) by agreement between Synergy and Kingsland within fifteen (15) days after the date Kingsland elects to sell the Tag-Along Shares pursuant to Section 4.04(a), or (b) by utilizing the Fair Value of the Company; and

(ii)    the term “Fair Value of the Company” means the value of the Company determined in accordance with the procedure set forth in Section 4.04(c).

(c)    In the event that Synergy and Kingsland are unable to agree on the Tag-Along Price within fifteen (15) days after the Kingsland Election Date pursuant to Section 4.04(b)(i)(y)(A), the parties shall proceed to determine the “Fair Value of the Company” as of the date of notice of the Synergy Change in Control Transaction in accordance with the following procedures:

(i)    Synergy and Kingsland shall (x) attempt to mutually agree on a single internationally recognized investment banking or valuation firm (the “Mutual Appraiser”), and if they are unable to do so prior to the twentieth (20th) Business Day after the Kingsland Election Date, each of Synergy and Kingsland shall (y) appoint its own internationally recognized investment banking or valuation firm (each an “Initial Appraiser”, and together, the “Initial Appraisers”).

(ii)    Within thirty (30) days after it becomes necessary to determine the Fair Value of the Company (the “Initial Valuation Date”), the Mutual Appraiser (if appointed) or each of the Initial Appraisers, as applicable, shall deliver its fair value determination to each of Kingsland and Synergy. For purposes of this Agreement, the Fair Value of the Company shall be determined as follows: (x) by the Mutual Appraiser (if appointed) or (y) if the Initial Appraisers are appointed then (A) the Fair Value of the Company determined by the Initial Appraisers, if the fair value amounts so determined by them are the same, or (B) if the fair value amounts determined by the Initial Appraisers are not the same, an amount equal to the quotient of (i) the sum of the fair value amounts determined by the Initial Appraisers, divided by (ii) two (2); provided that if the fair value amounts as determined by the Initial Appraisers are different and the difference between the two valuations is greater than ten percent (10%) of the lower of the two valuation amounts, then: (1) within five (5) Business Days after the Initial Valuation Date, the Initial Appraisers shall jointly select one of the top ten investment banking or valuation firms as set forth on Bloomberg’s latest league table list of such firms (the “Final Appraiser” and together with the Mutual Appraiser and the Initial Appraiser, the “Appraiser”) to determine which of the Initial Appraisers properly determined the fair value of the Company; (2) the Company shall engage the Final Appraiser within ten (10) Business Days after such selection; (3) within thirty (30) days after the Final Appraiser is engaged by the Company, the Final Appraiser shall notify Kingsland and Synergy of its determination of which Initial Appraiser properly determined the Fair Value of the Company; and (4) the fair value amount determined by the Initial Appraiser selected by the Final Appraiser as having properly determined such fair value amount shall constitute the Fair Value of the Company.

(iii)    For purposes of determining the Fair Value of the Company, each Appraiser shall be instructed (x) that the Fair Value of the Company shall not exceed the total amount paid in connection with the Synergy Change in Control Transaction, (y) to employ such valuation techniques as are customarily used by investment banks or valuation firms in performing independent valuations in transactions involving the sale of the entire equity interest in a company, including: (A) discounted cash flows, (B) publicly available terms of sale transactions involving companies comparable to the companies involved, including the Company, and the consideration paid in such transactions, (C) to the extent publicly available, valuation multiples on comparable companies and other conventional metrics, and (D) if the capital stock of any of the companies involved, including the Company, is listed for trading on a U.S. or foreign stock exchange or quoted on a U.S. or foreign recognized automated quotation or over-the-counter trading system, the historic and current trading price of such capital stock on such exchange, over-the-counter or automated quotation system on which such capital stock is listed or traded, and (z) that it may take into account the value of any other assets being acquired by the Synergy Buyer in the Synergy Change in Control Transaction. Each Appraiser shall use the same valuation techniques as each other Appraiser. The Company shall provide the Appraisers appointed hereunder with equal time and access to the books and records of the Company, and Synergy shall use its reasonable best efforts to provide the Appraisers appointed hereunder with equal time and access to the books and records of the other companies involved in the Synergy Change in Control Transaction, including but not limited to all financial and accounting information reasonably necessary to conduct such valuation. The fees and expenses of the Mutual Appraiser (if appointed) and both Initial Appraisers shall be borne by the Company. If a Final Appraiser is appointed, the fees and expenses of the Final Appraiser shall be borne solely by (i) Synergy, if the Final Appraiser determines that the Initial Appraiser appointed by Kingsland properly determined the Fair Value of the Company or (ii) Kingsland, if the Final Appraiser determines that Initial Appraiser appointed by Synergy properly determined the Fair Value of the Company.

(d)    Notwithstanding anything in this Agreement to the contrary, this Section 4.04 shall terminate and have no further force or effect as of the date that the Kingsland Group owns less than 10% of the then outstanding Common Shares (it being understood and agreed that the Kingsland Group shall be permitted to fully exercise its rights under this Section 4.04 and Transfer all of its Common Shares in connection with a Synergy Change in Control Transaction so long as it owns at least 10% of the then outstanding Common Shares immediately prior to such rights being triggered under this Section 4.04).

ARTICLE V

ANNUAL BUSINESS PLAN AND BUDGET

Section 5.01    Annual Business Plan and Budget. The Company shall conduct the business in accordance with the Business Plan and Budget, which shall be considered Confidential Information. The Board shall review a Business Plan and Budget for each fiscal year not less than thirty (30) days prior to the beginning of such fiscal year which Business Plan and Budget shall be approved, subject to Section 3.07, no less than fifteen (15) days prior to the beginning of such fiscal year and updated by the Board no less frequently than quarterly to take into consideration changing market conditions. A draft of the Business Plan and Budget shall be provided to NewCo and the Independent Third Party (or United, if it has succeeded to this right of the Independent Third Party pursuant to the Share Rights Agreement), by October 31st of the year preceding such fiscal year, and the Company’s management shall consider all input received from such parties following their review of such draft Business Plan and Budget and make appropriate revisions prior to submitting the Business Plan and Budget to the Board pursuant to this Section 5.01.

For all purposes of this Agreement, the “Business Plan and Budget” shall:

(a)    be prepared in sufficient detail so as to give the Directors, to the extent possible, a true and fair view of the current and anticipated future financial position of the Company;

(b)    set out in detail particulars of the Company’s proposed business strategy, business activities, marketing plans, sales targets, expected revenues and expenditures, financing plans including proposed debt and equity funding, timeline for implementation, staff requirements, and other relevant matters affecting or in relation to the business during the current and next fiscal year;

(c)    contain a business plan for the next 5 years (beginning with the next fiscal year, forecasting on a rolling basis);

(d)    contain a one-year bottom-up forecast comprised of (i) a statement of financial performance for the fiscal year, including a revenue and expense forecast and a budget, (ii) a statement of financial position as at the end of the fiscal year and (iii) a statement of cash flows including a detail of the capital expenditures for such fiscal year; and

(e)    include schedules of all approvals sought for material changes in aircraft purchase and sale agreements, financing or refinancing agreements, and lease or sublease agreements (whether as lessee/sublessee or lessor/sublessor).

ARTICLE VI

ADDITIONAL AGREEMENTS

Section 6.01    Certain Transferees to Execute Agreement.

(a)    Each Shareholder agrees that it will not, during the term of this Agreement, directly or indirectly, make any Sale with respect to any Common Shares owned by such Shareholder to any Permitted Transferee, unless prior to, or contemporaneously with, the consummation of any such Sale, the Permitted Transferees to whom such Sale is proposed to be or is made executes and delivers to the Company an Accession Agreement in the form attached hereto as Exhibit A (the “Accession Agreement”). Upon the execution and delivery by such Permitted Transferee of such an Accession Agreement, this Agreement shall be amended to reflect the addition of such Permitted Transferee and any other changes in the ownership of Common Shares, and such Permitted Transferee shall be deemed a “Shareholder” for purposes of this Agreement and shall have the rights and be subject to the obligations of a Shareholder under this Agreement, in each case, with respect to the Common Shares owned by such Permitted Transferee.

(b)    All rights hereunder exercisable by the NewCo Group or any member thereof shall be exercised by NewCo on behalf all members of the NewCo Group, and each Permitted Transferee of the NewCo Group shall in its Accession Agreement irrevocably constitute and appoint NewCo as his or its attorney-in-fact and agent in connection with the transactions contemplated by this Agreement, such power to be irrevocable and coupled with an interest and not affected by the death, incapacity, illness or other inability to act of such Permitted Transferee. Without limiting the foregoing, NewCo shall have the power and authority on behalf of each member of the NewCo Group to give any and all notices, consents, approvals or waivers, and to make or agree to make any and all amendments or modifications to this Agreement deemed by NewCo in its sole discretion to be necessary or appropriate.

(c)    All rights hereunder exercisable by the Kingsland Group or any member thereof shall be exercised by Kingsland on behalf of all members of the Kingsland Group, and each Permitted Transferee of the Kingsland Group shall in its Accession Agreement irrevocably constitute and appoint Kingsland as his or its attorney-in-fact and agent in connection with the transactions contemplated by this Agreement, such power to be irrevocable and coupled with an interest and not affected by the death, incapacity, illness or other inability to act of such Permitted Transferee. Without limiting the foregoing, Kingsland shall have the power and authority on behalf of each member of the Kingsland Group to give any and all notices, consents, approvals or waivers, and to make or agree to make any and all amendments or modifications to this Agreement deemed by Kingsland in its sole discretion to be necessary or appropriate.

(d)    All rights hereunder exercisable by the United Group or any member thereof shall be exercised by United, or if designated by United, the United Designee, on behalf of all members of the United Group, and each Permitted Transferee of the United Group shall in its Accession Agreement irrevocably constitute and appoint United, or if designated by United, the United Designee, as his or its attorney-in-fact and agent in connection with the transactions contemplated by this Agreement, such power to be irrevocable and coupled with an interest and not affected by the death, incapacity, illness or other inability to act of such Permitted Transferee. Without limiting the foregoing, United, or if designated by United, the United Designee, shall have the power and authority on behalf of each member of the United Group to give any and all notices, consents, approvals or waivers, and to make or agree to make any and all amendments or modifications to this Agreement deemed by United, or if designated by United, the United Designee, in its sole discretion to be necessary or appropriate.

Section 6.02    Conversion Rights.

(a)    Subject to the Section 3.4 of the Share Rights Agreement, any Shareholder Group other than the United Group may voluntarily convert any of its Common Shares into Preferred

Shares or other form of convertible security, except that (i) while any Obligations are outstanding, any Common Shares owned by NewCo and Kingsland shall be converted only as permitted under, and in accordance with, the Transaction Documents and (ii) if any such conversion would otherwise (x) cause all of the Preferred Shares to have voting rights pursuant to the Company’s Organization Documents or (y) cause Synergy and Kingsland to lose Control of the Company, then such conversion shall not be effectuated.

(b)    The United Group or a United Designee, as applicable, shall have the right to voluntarily convert any of their Common Shares into Preferred Shares or other form of convertible security without NewCo’s, the Independent Third Party’s or Kingsland’s prior written consent, and to the extent that a shareholders meeting, regular or special, is required to approve such conversion pursuant to the Company’s Organization Documents, each of NewCo and Kingsland hereby agrees to vote its Capital Stock at any regular or special meeting of shareholders approving such conversion of Common Shares to Preferred Shares by United or such United Designee. To the extent that any written consent (whether in lieu of a shareholders meeting or otherwise) from NewCo or Kingsland is required to approve such conversion pursuant to the Company’s Organization Documents, this Section 6.01(b) shall constitute the irrevocable written consent of each of NewCo and Kingsland to such conversion of Common Shares to Preferred Shares by United or such United Designee.

ARTICLE VII

MISCELLANEOUS

Section 7.01    Termination. This Agreement shall terminate on the earliest of:

(a)    the date on which no member of the United Group owns any Common Shares;

(b)    the date on which no member of the NewCo Group owns any Common Shares;

(c)    on the tenth anniversary of this Agreement, if prior to the tenth anniversary of this Agreement, United (or the United Designee, as applicable) rejects NewCo’s offer to purchase all but one share of the Capital Stock held by the United Group pursuant to, and in accordance with, Section 3.3(a)(iii) of the Share Rights Agreement, and NewCo notifies the parties hereto of its election to terminate this Agreement within 10 Business Days of such rejection or deemed rejection by United (or a United Designee, as applicable) of NewCo’s offer;

(d)    the date on which United (or the United Designee, as applicable) rejects NewCo’s offer to purchase all (but not less than all) of the Capital Stock held by the United Group pursuant to, and in accordance with, Section 3.3(a)(v) of the Share Rights Agreement, and NewCo notifies the parties hereto of its election to terminate this Agreement upon such rejection or deemed rejection by United (or a United Designee, as applicable) of NewCo’s offer to purchase all (but not less than all) of the Capital Stock held by the United Group pursuant to, and in accordance with, Section 3.3(a)(v) of the Share Rights Agreement; and

(e)    the date on which NewCo rejects United’s offer to purchase all (but not less than all) of the Capital Stock held by the NewCo Group pursuant to, and in accordance with, Section 3.3(a)(vii) of the Share Rights Agreement and United notifies the parties hereto of its election to terminate this Agreement upon such rejection or deemed rejection by NewCo of United’s offer to purchase all (but not less than all) of the Capital Stock held by the NewCo Group pursuant to, and in accordance with, Section 3.3(a)(vii) of the Share Rights Agreement;

provided, however, that, notwithstanding anything contained herein to the contrary, this Agreement shall continue in full force and effect until NewCo has paid in full its Obligations; provided further, however, that no termination of this Agreement pursuant to this Section 7.01 shall affect the right of any party to recover damages or collect indemnification for any breach of the representations, warranties or covenants herein that occurred prior to such termination and provided further that this Section 7.01, Section 7.02, and Section 7.04 through Section 7.17 shall survive the termination of this Agreement.

Section 7.02    Notices. All notices, requests, demands and other communications (collectively, “Notices”) required or permitted to be given hereunder shall be in writing and delivered (a) personally, (b) by electronic transmission, which is confirmed by the recipient (in the case of email, an automated reply shall not constitute confirmation by the recipient), or (c) mailed by a recognized courier service to the address designated on Schedule II hereto. All Notices shall be effective upon receipt, except that a Notice given by electronic transmission will be effective on the date sent (with confirmation of transmission) if sent during normal business hours of the recipient or on the next Business Day if sent (with confirmation of transmission) after the normal business hours of the recipient. Any party may change its Notice information by giving written Notice to all other parties in the manner specified above. Upon selection of the Independent Third Party pursuant to Section 3.9 of the Share Rights Agreement, the Independent Third Party will provide its Notice information by giving written Notice to all other parties in the manner specified above.

Section 7.03    Press Releases. No Party shall issue any press release or other public disclosure using the name, logo or otherwise referring to the other Parties or any of their respective Affiliates or this Agreement or any of the other Transaction Agreements, or otherwise in connection with the transactions contemplated hereby or thereby, without the prior written consent of the other Parties; provided that each Party shall be free to issue such press releases and make such disclosures as may be necessary to comply with applicable Laws and stock exchange rules; provided, further, however, that, to the extent practicable, each Party shall provide the other Parties a draft of such press release or disclosure in advance of its release and, if practicable, an opportunity to offer comments, which comments such first Party shall have no obligation to accommodate or reflect in such press release or disclosure (it being understood that, in the case of disclosures required for United or the Company to comply with U.S. Securities and Exchange regulations, stock exchange rules or any other securities and stock exchange rules of other jurisdictions, as applicable, such practicable opportunity for Kingsland, NewCo or United, as applicable, to comment on United’s or the Company’s draft disclosures may from time to time be limited or non-existent).

Section 7.04    Cumulative Remedies. The rights and remedies provided by this Agreement are cumulative and the use of any one right or remedy by any party shall not preclude or waive its right to use any or all other remedies. Said rights and remedies are given in addition to any other rights the parties may have by Law or otherwise.

Section 7.05    Binding Effect. This Agreement shall be binding upon and inure to the benefit of all of the parties and, to the extent permitted by this Agreement, their successors, executors, administrators, heirs, legal representatives and assigns.

Section 7.06    Interpretation.

(a)    All article, section, subsection, preamble, recital or exhibit references used in this Agreement are to an article, section, subsection, preamble or recital to this Agreement unless otherwise specified. All exhibits attached to this Agreement constitute a part of this Agreement and are incorporated herein for all purposes. If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb). Unless the context of this Agreement clearly requires otherwise (i) the singular shall include the plural and the plural shall include the singular wherever and as often as may be appropriate, (ii) the words “includes” or “including” shall mean “including without limitation”, (iii) the words “hereof,” “hereby,” “herein,” “hereunder” and similar terms in this Agreement shall refer to this Agreement as a whole and not any particular article, section, subsection or exhibit, in which such words appear, (iv) the words “own” or “owns” or “ownership” or “owner” and words with correlative meaning shall mean Beneficially Own or Beneficial Ownership or Beneficial Owner, as applicable and (v) the gender of all words used in this Agreement includes the masculine, feminine and neuter.

(b)    The headings of articles, sections, subsections or exhibits of this Agreement are for purposes of reference only and shall not limit or otherwise affect the meaning or interpretation of this Agreement.

(c)    References to any Law will include all rules and regulations promulgated thereunder, and references to any Law will be construed as including any legal and statutory provisions consolidating, amending, succeeding or replacing such Law.

(d)    References to any document will include any amendment, restatement or supplement to, or replacement or novation of, such document, but disregarding any amendment, restatement, supplement, replacement or novation made in breach of this Agreement.

(e)    Except as may be otherwise expressly provided, any reference herein to an approval, consent, determination, election, exercise of right, decision, removal or similar discretionary act of a Person or body shall mean that such is to be made in the sole and absolute discretion of such Person or body.

(f)    Where any provision in this Agreement refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision will be applicable whether such action is taken directly or indirectly by such Person, including actions taken by or on behalf of any Affiliate of such Person.

(g)    Currency amounts referenced herein, unless otherwise specified, are in U.S. Dollars.

(h)    All accounting terms used herein and not otherwise defined herein will have the meanings accorded them in accordance with IFRS and, except as expressly provided herein, all accounting determinations will be made in accordance with such accounting standards in effect from time to time.

(i)    Each party acknowledges that it has the relevant experience and sophistication required to adequately assess and evaluate the risks associated with the transactions contemplated hereby and to make the investment decision (as applicable) contemplated hereby. Each party has had an adequate opportunity to review each and every provision of this Agreement and to submit the same to legal counsel for review and advice. Based on the foregoing, the language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent, and the rule of construction, if any, that a contract be construed against the drafter shall not apply to interpretation or construction of this Agreement.

(j)    If at any time the number of Preferred Shares of the Company comprising an AVH ADS is no longer eight, all references in this Agreement to “divided by eight” or similar phrases will be deemed to be changed to reflect the actual number of Preferred Shares comprising each AVH ADS at such time.

Section 7.07    Severability. In the event any of the provisions hereof are held to be invalid or unenforceable under any Law, the remaining provisions hereof shall not be affected thereby. In such event, the parties agree and consent that such provisions and this Agreement shall be modified and reformed so as to effect the original intent of the parties as closely as possible with respect to those provisions which were held to be invalid or unenforceable. Notwithstanding the foregoing and the fact that the Company is incorporated under the Laws of Panama, the parties agree that the rights and obligations contained in this Agreement shall be governed, construed and enforced in accordance with Section 7.10.

Section 7.08    Counterparts. This Agreement may be executed and delivered (including by facsimile transmission or by electronic mail in “portable document format” (“.pdf”) form) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Copies of executed counterparts transmitted by telecopy, electronic mail or other electronic transmission service shall be considered original executed counterparts for purposes of this Section 7.08.

Section 7.09    Entire Agreement. The Transaction Documents set forth the entire agreement and understanding of the parties in respect of the matters addressed herein and supersede all prior agreements, arrangements and undertakings (oral or written) relating to the subject matter hereof. No representation, promise, inducement or statement of intention has been made by any party which is not embodied in or superseded by the Transaction Documents, and no party shall be bound by or liable for any alleged representation, promise, inducement or statement of intention not so set forth; provided, however, that it is understood that certain parties and their Affiliates are also entering into other agreements with respect to the ownership of the Company’s shares or the operation of the Company as of the date hereof, and it being further understood that the Organization Documents of the Company contain various terms that are also applicable to the parties, as set forth therein.

Section 7.10    GOVERNING LAW; JURISDICTION, ETC.

(a)    GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (INCLUDING SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAWS, BUT OTHERWISE WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES).

(b)    SUBMISSION TO JURISDICTION. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST ANY OTHER PARTY IN ANY WAY RELATING TO THIS AGREEMENT OR THE TRANSACTIONS RELATING HERETO, IN ANY FORUM OTHER THAN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT SHALL AFFECT ANY RIGHT THAT ANY PARTY MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AGAINST ANY OTHER PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c)    WAIVER OF VENUE. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT IN ANY COURT REFERRED TO IN Section 7.10(b). EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d)    SERVICE OF PROCESS. EACH PARTY HERETO HEREBY IRREVOCABLY CONSENTS AND AGREES THAT THE SERVICE OF ANY AND ALL LEGAL PROCESS, SUMMONS, NOTICES AND DOCUMENTS OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING MAY BE MADE BY MAILING COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO THE ADDRESS SPECIFIED IN SCHEDULE II. EACH PARTY HERETO HEREBY AGREES THAT SERVICE UPON IT, OR ANY OF ITS AGENTS, IN EACH CASE, IN ACCORDANCE HEREWITH, SHALL CONSTITUTE VALID AND EFFECTIVE PERSONAL SERVICE UPON SUCH PARTY, AND EACH PARTY HERETO HEREBY AGREES THAT THE FAILURE OF ANY OF ITS AGENTS TO GIVE ANY NOTICE OF SUCH SERVICE TO ANY SUCH PARTY

SHALL NOT IMPAIR OR AFFECT IN ANY WAY THE VALIDITY OF SUCH SERVICE ON SUCH PARTY OR ANY JUDGMENT RENDERED IN ANY ACTION OR PROCEEDING BASED THEREON. KINGSLAND FURTHER HEREBY IRREVOCABLY DESIGNATES, APPOINTS AND EMPOWERS CORPORATION SERVICE COMPANY, WITH OFFICES AT 1180 AVENUE OF THE AMERICAS, NY, NY 10036 AS ITS AUTHORIZED AGENT FOR SERVICE OF PROCESS IN THE STATE OF NEW YORK IN ANY SUIT, ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT. IF, FOR ANY REASON, SUCH AGENT SHALL CEASE TO BE AVAILABLE TO ACT AS SUCH, KINGSLAND AGREES TO DESIGNATE A NEW AGENT IN THE CITY OF NEW YORK, IN THE STATE OF NEW YORK FOR THE PURPOSES OF THIS PROVISION REASONABLY SATISFACTORY TO UNITED.

(e)    WAIVER OF SOVEREIGN IMMUNITY. TO THE EXTENT THAT ANY PARTY HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS (WHETHER THROUGH SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION, EXECUTION OR OTHERWISE) WITH RESPECT TO ITSELF OR ITS PROPERTY, SUCH PARTY HEREBY IRREVOCABLY WAIVES SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER THIS AGREEMENT AND, WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, AGREES THAT THE WAIVERS SET FORTH HEREIN SHALL HAVE THE FULLEST SCOPE PERMITTED UNDER THE UNITED STATES FOREIGN SOVEREIGN IMMUNITIES ACT OF 1976 AND ARE INTENDED TO BE IRREVOCABLE FOR PURPOSES OF SUCH ACT.

(f)    WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (i) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (ii) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

(g)    Acknowledgement. Each party hereby acknowledges that the waivers in this Section 7.10 are a material inducement to the other parties entering into this Agreement and that each party is relying upon the foregoing in their dealings with the other parties. Each party has reviewed the waivers in this Section 7.10 with their legal counsel and have knowingly and voluntarily waived jury trial and other rights following consultation with legal counsel. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.

Section 7.11    Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached or threatened to be breached. It is accordingly agreed that the parties shall be entitled (without proof of actual damages or otherwise or posting or securing any bond) to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, these being in addition to any other remedy to which they are entitled at law or in equity. The parties further agree not to assert that a remedy of specific performance is unenforceable, invalid, contrary to Law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide adequate remedy. Each of the parties acknowledges and agrees that the right to specific performance and the other relief contemplated herein is an integral part of the transactions contemplated hereby and without such right, none of the parties would have entered into this Agreement.

Section 7.12    Expenses. Except as otherwise specified in this Agreement, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

Section 7.13    Amendments and Waivers; Assignment.

(a)    Except as set forth in Section 7.21, any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by United, NewCo and Kingsland (acting on behalf of the United Group, NewCo Group and Kingsland Group, respectively, pursuant to Section 6.01(b), Section 6.01(c) and Section 6.01(d), as the case may be) and the Company or, in the case of a waiver, by the party or parties against whom the waiver is to be effective.

(b)    No failure or delay by any party in exercising any right, power or privilege hereunder (other than a failure or delay beyond a period of time specified herein) shall operate as a waiver thereof and no single or partial exercise thereof shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.

(c)    Except as set forth in Section 6.01 and the assignment of rights by Kingsland to United or a United Designee, this Agreement, and the rights or obligations hereunder, shall not be directly or indirectly assigned without the express written consent of United and NewCo, as applicable (which consent may be granted or withheld in the sole discretion of any party); provided, however, United may, at any time and from time to time, and in its sole discretion, assign, Transfer or convey all or any part of its rights under this Agreement (but not, except as otherwise permitted in this Agreement, its obligations) to a United Designee; provided, however, United may not assign, Transfer or convey any of its rights under this Agreement to a Non-Permitted Holder, provided that no Event of Default has occurred and is continuing. United will provide prior written notice to the Parties no later than 15 Business Days upon any such assignment, Transfer or conveyance.

Section 7.14    No Third-Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their Permitted Transferees and to the Independent Third Party, who is expressly made third-party beneficiary of this Agreement and shall have the right to enforce this Agreement directly to the extent it may deem necessary or advisable to protect their rights arising hereunder. Except to the extent expressly set forth herein, nothing herein, express or implied, is intended to or shall confer upon any other Person or entity, any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 7.15    Shareholders Agreement. This Agreement shall be considered to be a “shareholders agreement” for purposes of the Corporation Law of Panama, Law 32 of February 26, 1927 and other applicable Law of the Republic of Panama.

Section 7.16    Conflict between this Agreement and the Share Rights Agreement. In the event of any conflict between this Agreement (or 100% JAA, as applicable) and the Share Rights Agreement, the Share Rights Agreement shall control, and the Shareholders and the Company shall cause, to the extent necessary, this Agreement (or 100% JAA, as applicable) and the Organization Documents of the Company or of its Material Subsidiaries to be changed, amended or modified to eliminate any such inconsistency.

Section 7.17    Charter Documents; Further Assurances. Each party hereto hereby agrees to take such actions as are reasonably necessary to procure that the Company’s Organization Documents be amended to give effect to and reflect the agreements contained in this Agreement to the extent necessary to ensure that the Company’s Organization Documents do not conflict, and are consistent, with this Agreement, and the Share Rights Agreement, including, in the case of NewCo and Kingsland, calling a special meeting of shareholders and participating in such special meeting (such meeting to occur at the earliest time permitted by the Company’s Organization Documents) or executing any written consent executed in lieu of such a meeting, in each case only for the purpose of adopting such amendments as are necessary to carry out the purpose and intent of this sentence, and each of NewCo and Kingsland shall vote their respective Common Shares at such special meeting of Shareholders or in any written consent executed in lieu of such a meeting, and shall cause their respective Directors to vote, and shall take all other actions necessary, to adopt such amendments. The parties hereto agree that from time to time after the date hereof, they will promptly execute and deliver such further documents and take such further actions, as may be reasonably necessary to carry out the purpose and intent of this Agreement.

Section 7.18    Electronic Transmissions. Each of the parties hereto agrees that (a) any consent or signed document transmitted by electronic transmission shall be treated in all manner and respects as an original written document, (b) any such consent or document shall be considered to have the same binding and legal effect as an original document and (c) at the request of any party, any such consent or document shall be re-delivered or re-executed, as appropriate, by the relevant party or parties in its original form. Each of the parties further agrees that they will not raise the transmission of a consent or document by electronic transmission as a defense in any proceeding or action in which the validity of such consent or document is at issue and hereby forever waives such defense. For purposes of this Agreement, the term “electronic transmission” means any form of communication not directly involving the physical transmission of paper, that creates a record that may be retained, retrieved and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process.

Section 7.19    Consent. Each of the parties agrees to and formalizes its consent, pursuant to Section 7.13(c) of the Original JAA, to the NewCo and United Transfers.

Section 7.20    Confidentiality. Each party agrees to, and to cause its respective Affiliates, officers, directors, employees, accountants, consultants, advisors, and agents (collectively, “Representatives”) to, keep confidential all documents and information, oral and written, concerning the parties, including information about the proposed or potential business strategy, operations, financial matters and other matters relating to the Company or the other parties (irrespective of the form of communication and whether such information is furnished before, on or after the date of this Agreement), including the subject matter and content of the Transaction Documents and/or of any other agreements or instruments related hereto or cited herein, any other documents and information related to the Company or the other parties (collectively, the “Confidential Information”) and shall not, and shall not permit its Representatives to disclose any of the Confidential Information, or to allow third parties to access the Confidential Information; provided, however, that each party agrees that (i) the other parties may disclose Confidential Information to any Independent Third Party, any United Designee, any Monitor (as defined in the NewCo Loan Agreement), the Independent Accountant (as defined in the Share Rights Agreement), the Independent Banker (as defined in the NewCo Loan Agreement) and their respective Representatives, (ii) United may disclose Confidential Information to its assignee and to the authorized representatives of its labor unions (subject to their confidentiality obligations with United), and (iii) the other parties may disclose Confidential Information to their respective Representatives to the extent reasonably necessary to exercise their respective rights or perform their respective obligations under this Agreement or any of the other Transaction Documents, provided that, in the case of clauses (i) and (ii) above, such Independent Third Party, United Designee, Monitor, Independent Banker, assignee or Representative, as applicable, is informed of the confidential nature of the Confidential Information and agrees in writing to abide by the provisions of this Section 7.20 or enters into a confidentiality agreement with the parties containing confidentiality provisions that are no less restrictive than the provisions set forth in this Section 7.20. The limitations set forth in this Section 7.20 do not apply when such Confidential Information (a) is in the public domain through no breach of this Section 7.20; (b) becomes public knowledge through no breach of this Section 7.20; (c) is disclosed to meet a legal requirement or in connection with any legal proceeding or to comply with a decision by a court or Governmental Authority, so long as (i) the disclosing party promptly notifies the other parties in writing of the order or demand received, (ii) the disclosing party seeks confidential treatment for the Confidential Information and (iii) the disclosing party discloses only such Confidential Information that such disclosing party’s counsel advises is required to be disclosed; (d) is disclosed to meet the disclosure requirements of capital markets regulations, stock exchange rules and applicable Laws; (e) is authorized in writing by the other parties to be disclosed; (f) is received from a third party who, to the receiving party’s knowledge, is not subject to any confidentiality obligations to the disclosing party; or (g) is independently developed by the disclosing party without reference to any Confidential Information. This Agreement supersedes the Kingsland NDA, the AVH United NDA and the Synergy United AVH NDA. All oral and written information exchanged between the parties under those agreements (irrespective of the form of communication and whether such information is furnished before, on or after the date of this Agreement) shall be deemed Confidential Information hereunder and shall be subject to the terms of this Section 7.20.

Section 7.21    Suspension and Reversion of JAA Provisions.

(a)    Upon delivery by NewCo of a written certification to United (the “50% Payment Certification”) that, as of the date of such 50% Payment Certification:

(i)    NewCo has repaid in cash all of the principal and interest owed in respect of Term Loan A (as defined in the NewCo Loan Agreement);

(ii)    NewCo has made cumulative payments of which the cash portion of such payments is in an amount at least equal to 50% of the sum of:

(A)    US$450,000,000;

(B)    the cumulative amount of all interest that has accrued with respect to the Outstanding Principal Amount (as defined in the NewCo Loan Agreement) from the Funding Date through the date of such 50% Payment Certification;

(C)    an amount equal to the Cooperation Payment Amount (as defined in the NewCo Loan Agreement) as of the date of such 50% Payment Certification; and

(D)    if, as of such date, the Cooperation Payment is made by United under the guaranty set forth in Section 4.1 of the Cooperation Agreement (as defined in the NewCo Loan Agreement), the cumulative amount of all interest that has accrued with respect to the Payment Amount under the Cooperation Agreement from the date of such payment by United through the date of such 50% Payment Certification.

(iii)    the Release Collateral Coverage Ratio (as defined in the NewCo Loan Agreement) is equal to or greater than 200%; and

(iv)    no Event of Default has occurred and is continuing;

United shall have ten (10) Business Days to confirm or correct the calculations set forth in such 50% Payment Certification. If United confirms such calculations and delivers a notice of confirmation to the Parties hereto or United fails to confirm or correct such calculations within such ten (10) Business-Day period and NewCo delivers a notice of such failure to the Parties hereto (the date of any such notice of confirmation from United or such notice of failure from NewCo, each, a “Suspension Commencement Date”), subject to Section 7.21(c), the Suspended JAA Provisions shall automatically be suspended without any further action of any Party as of the date of such notice, and no Party may exercise or enforce the Suspended JAA Provisions during such suspension.

(b)    Upon delivery by NewCo of a written certification to United (the “100% Payment Certification”), that, as of the date of such 100% Payment Certification, NewCo has paid or defeased all of the Obligations (other than those relating to the Untriggered SAR Payment as of the date of the 100% Payment Certification), United shall have ten (10) Business Days to confirm or correct the calculations set forth in such 100% Payment Certification. If United confirms such calculations and delivers a notice of confirmation to the Parties hereto or United fails to confirm or correct such calculations within such ten (10) Business-Day period and NewCo delivers a notice of such failure to the Parties hereto (the “100% JAA Notice”), in each case, with an instruction that this Agreement be deemed to reflect the provisions attached hereto as Exhibit B (this Agreement, as so amended, the “100% JAA”), then, this Agreement shall be deemed immediately amended without any further action by any of the Parties hereto, such that the 100% JAA shall be in effect immediately and shall supersede entirely this Agreement as then in effect; provided that the Shareholders shall take all actions reasonably necessary to amend the Organization Documents to reflect the terms of the 100% JAA

(c)    Notwithstanding anything contained in this Section 7.21, if (A) at any time when (i) there shall have occurred a Key Person Event of the type described in clause (i) of the definition thereof and (ii) an individual set forth on Schedule 1.1D of the NewCo Loan Agreement other than Eduardo Keplacz (or another individual otherwise approved by the Majority Lenders (as defined in the NewCo Loan Agreement)) has replaced such resigned Key Person in connection with such Key Person Event or (B) on any Measurement Date following a Suspension Commencement Date, the Release Collateral Coverage Ratio is not equal to or greater than 200%, this Agreement shall remain in full force and effect without giving effect to any suspension of the Suspended JAA Rights pursuant to Section 7.21(a). If (i) clause (A) of the immediately preceding sentence shall be inapplicable and (ii) following a Measurement Date referred to in clause (B) of the immediately preceding sentence, the Release Collateral Coverage Ratio is again equal to or greater than 200% on any Measurement Date thereafter, NewCo shall notify the Lenders (as defined in the NewCo Loan Agreement) and the other Shareholders in writing of same and, from the date of such notice and subject to the first sentence of this Section 7.21(c), the Suspended JAA Provisions shall again automatically be suspended without any further action of any Party as of the date of such notice, and no Party may exercise or enforce the Suspended JAA Provisions during such suspension.

(d)    For purposes of this Agreement, the terms (i) “Suspended JAA Provisions” means (A) all rights, duties and obligations of the Executive Committee, including the rights, duties and obligations set forth in the last sentence of Section 3.03(f) and the parenthetical in Section 3.04(b) and (B) (1) the obligation of the Company to submit an Approval Request for the Special Approval Matter set forth in Section 3.07(a)(xviii) and (2) the rights of NewCo and the Independent Third Party (or United, if United delivers a United Approval Notice with respect to such rights) pursuant to Section 3.07 to approve or deliver a Disapproval Notice with respect to the Special Approval Matter set forth in Section 3.07(a)(xviii); and (ii) “Untriggered SAR Payment” means, as of any date, the SAR Payment (as defined in the AVH Stock Appreciation Rights Agreement) with respect to any Non-Optioned AVH Shares for which there has not been an Exercise (as defined in the AVH Stock Appreciation Rights Agreement) as of such date.

[The remainder of this page was intentionally left blank; signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized signatories hereunto duly authorized as of the date first above written.

AVIANCA HOLDINGS S.A.

By:	/s/ Renato Covelo
Name:	Renato Covelo
Title:	Legal Representative, Avianca Holdings S.A.

[Signature Page to Amended and Restated Joint Action Agreement]

KINGSLAND HOLDINGS LIMITED

By:	/s/ Roberto Kriete
Name:	Roberto Kriete
Title:	Authorized Signatory

[Signature Page to Amended and Restated Joint Action Agreement]

BRW AVIATION LLC

By:	/s/ Michael Welch
Name:	Michael Welch
Title:	President

[Signature Page to Amended and Restated Joint Action Agreement]

UNITED AIRLINES, INC.

By:	/s/ John Gebo
Name:	John Gebo
Title:	Senior Vice President, Alliances

[Signature Page to Amended and Restated Joint Action Agreement]

Solely for purposes of Section 4.04:

SYNERGY AEROSPACE CORP.

By:	/s/ Michael Welch
Name:	Michael Welch
Title:	Authorized Signatory

[Signature Page to Amended and Restated Joint Action Agreement]

SCHEDULE I – Ownership of Common Shares

Name of Shareholder	Number of Shares	% Outstanding
NewCo Group
BRW Aviation LLC	515,999,999	78.1%
Kingsland Group
Kingsland Holdings Limited	144,800,003	21.9%
United Group
United Airlines, Inc.	1	0%

Schedule I

SCHEDULE II – Addresses for Notices

NewCo Group

BRW Aviation LLC

1209 Orange Street

Wilmington, DE 19801

Attn.: Mrs. Marcela Quental and Mr. Guilherme Pinheiro

Email: marcela.quental@synergygroupcorp.com and guilherme.pinheiro@avianca.com.br with a copy (which shall not constitute notice) to:

Rua Profa. Heloísa Carneiro, 21

Jardim Aeroporto, Postal Code 04630-050

São Paulo – SP, Brazil

Attn.: Mrs. Marcela Quental and Mr. Guilherme Pinheiro

Telephone: +55 11 3797 5033

Email: marcela.quental@synergygroupcorp.com and guilherme.pinheiro@avianca.com.br with a copy (which shall not constitute notice) to:

Tauil & Chequer Advogados Associados a Mayer Brown LLP

Av. Presidente Juscelino Kubitschek, 1,455, 5th, 6th and 7th floors

São Paulo, SP, Brazil

Attn.: Mr. Carlos Motta

Email: cmotta@mayerbrown.com

Mayer Brown LLP

71 South Wacker Drive

Chicago, Illinois

Attn.: Mr. Daniel Whitmore

Email: dwhitmore@mayerbrown.com

Kingsland Group

Kingsland Holdings Limited

c/o The Winterbotham Trust Company Limited

Winterbotham Place

Malborough and Queen Streets

Nassau, Commonwealth of the Bahamas

Attn: Rodrigo Salcedo, José Gurdian, Joaquin Palomo, Roberto Kriete

Email: rsalcedo@caobacapital.com, jgurdian@caobacapital.com, joaquin.palomo@aeromar.com.sv, rkriete@mroholdings.com

Schedule II

with a copy (which shall not constitute notice) to:

Cadwalader, Wickersham & Taft LLP

200 Liberty Street

New York, NY 10281

Attn: Richard Brand and Andrew Alin

Email: Richard.Brand@cwt.com and Andrew.Alin@cwt.com

Avianca Holdings S.A.

Avianca Holdings, S.A.

Avenida Calle 26 No. 59-15 Edificio Administrativo Avianca,

Bogotá – Colombia

Attn: Renato Covelo, General Counsel

Email: renato.covelo@avianca.com

with a copy (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, NY 10017

Attn: David Williams

Email: dwilliams@stblaw.com

United:

United Airlines, Inc.

233 South Wacker Drive

Chicago, IL 60606

Attn: Senior Vice President – Alliances

Email: john.gebo@united.com

with a copy (which shall not constitute notice) to:

Sidley Austin LLP

1000 Louisiana Street, Suite 6000

Houston, TX 77002

Attn: Kevin Lewis

Email: klewis@sidley.com

Schedule II

SCHEDULE III – Executive Committee Compensation

The Executive Committee members shall be entitled to the same compensation paid to any other Directors plus US$50,000 a year. Notwithstanding anything in this Agreement to the contrary, for so long as the duties and obligations of the Executive Committee are suspended pursuant to Section 7.21 of this Agreement, the Executive Committee members shall not be entitled to any compensation that is different from the compensation paid to any other Directors.

Schedule III

EXHIBIT A

FORM OF ACCESSION AGREEMENT

The undersigned is executing and delivering this Accession Agreement pursuant to the Amended Restated Joint Action Agreement by and among Avianca Holdings S.A. (the “Company”), Kingsland Holdings Limited, [●] and the other shareholders of the Company dated as of November 29, 2018 (as amended, supplemented or otherwise modified in accordance with the terms thereof, the “Joint Action Agreement”). Capitalized terms used but not defined in this Accession Agreement shall have the respective meanings ascribed to them in the Joint Action Agreement.

By executing and delivering this Accession Agreement to the Joint Action Agreement, the undersigned hereby agrees to become a party to, to be bound by, and to comply with the provisions of the Joint Action Agreement as a Shareholder. In connection therewith, effective as of the date hereof the undersigned hereby makes the representations and warranties contained in the Joint Action Agreement. The undersigned hereby irrevocably: (i) agrees that all rights under the Joint Action Agreement exercisable by the [Kingsland Group] [NewCo Group] [United Group] or any member thereof (including the undersigned) shall be exercised solely by [Kingsland] [NewCo] [United] on behalf of all members of the [Kingsland Group] [NewCo Group] [United Group], (ii) appoints [Kingsland] [NewCo] [United Group] as its attorney-in-fact and agent in connection with all transactions contemplated by the Joint Action Agreement, such power to be irrevocable and coupled with an interest and not affected by the death, incapacity, illness or other inability to act of the undersigned, (iii) agrees [Kingsland] [NewCo] [United] shall have the power and authority on behalf of each member of the [Kingsland Group] [NewCo Group] [United Group] (including the undersigned) to give any and all notices, consents, approvals or waivers, and to make or agree to make any and all amendments or modifications to the Joint Action Agreement deemed by [Kingsland] [NewCo] [United] in its sole discretion to be necessary or appropriate and (iv) agrees to bind itself to the [Kingsland Group] [NewCo Group] [United Group] in all respects under the Joint Action Agreement.

Accordingly, the undersigned has executed and delivered this Accession Agreement as of the                  day of                 , 2        .

Signature of Shareholder

Exhibit A

EXHIBIT B

100% JAA

AMENDMENT TO

AMENDED AND RESTATED JOINT ACTION AGREEMENT

OF

AVIANCA HOLDINGS S.A.

Capitalized terms used herein but not defined shall have the meanings ascribed to them in the JAA (as defined below).

RECITALS

WHEREAS, on [●], 2018, the Company, Kingsland, NewCo, United and solely for purposes of Section 4.04 thereof, Synergy Aerospace Corp., a corporation organized under the laws of the Republic of Panama, entered into that certain Amended and Restated Joint Action Agreement (the “JAA”);

WHEREAS, NewCo has delivered a 100% Payment Certification; and

WHEREAS, pursuant to Section 7.21(b) of the JAA, United or NewCo has delivered a 100% Notice to the other Parties.

AGREEMENT

NOW THEREFORE, in consideration of the premises and of the mutual promises, representations, warranties, covenants, conditions and agreements contained herein and in the JAA, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.1.    Amendments.

1.1.1.    Deleted Definitions. The definitions of “Executive Committee” and “Consensus Directors” are hereby deleted in their entirety.

1.1.2.    Size and Composition of Board.

1.1.2.1.    Section 3.03(a)(i) of the JAA is hereby amended and restated in its entirety as follows:

“(i)    A majority of the Directors serving on the Board at any time shall consist of individuals who qualify as “independent” under the rules and regulations of the NYSE (each, an “Independent Director”). Each of the NewCo Group, the Kingsland Group and the United Group shall be entitled to appoint a number of such Independent Directors proportional to its ownership of Common Shares in relation to the other Shareholder Groups, equal to the product (rounded up or down to the nearest whole number) of: (A) the total number of Independent Directors, multiplied by (B) a fraction, the numerator of which is the aggregate number of Common Shares owned by such Shareholder Group and the denominator of which is the total number of Common Shares then owned by the NewCo Group, the Kingsland Group and the United Group.”

Exhibit B

1.1.2.2.    Section 3.03(e) of the JAA is hereby amended and restated in its entirety as follows:

“(e)    If a majority of the Independent Directors determine that (i) it is in the best interests of the Company to appoint to the Board, in addition to the Directors appointed by the NewCo Group, the Kingsland Group and the United Group, as applicable, pursuant to clauses (i), (ii) and (iii) of Section 3.03(a), an individual to represent the interests of a significant holder or group of related holders of Capital Stock (other than the NewCo Group, the Kingsland Group and the United Group, as applicable), or (ii) the Company is required by Law to appoint to the Board, in addition to the Directors appointed by the NewCo Group, the Kingsland Group and the United Group, as applicable, pursuant to clauses (i), (ii) and (iii) of Section 3.03(a) any other individual; then for so long as the majority of the Independent Directors determine that the Company should or must appoint such individual (an individual to be appointed pursuant to this Section 3.03(e) is referred to herein as an “Additional Director”), (A) the size of the Board shall be increased to accommodate such Additional Director, (B) the additional Board seat(s) created by the increase in the size of the Board shall be filled only by Additional Director(s), (C) all Directors other than any Additional Directors shall continue to be nominated and appointed pursuant to clauses (i), (ii) and (iii) of Section 3.03(a) and (D) any Additional Director shall qualify as an Independent Director.”

1.1.2.3.    Section 3.03(f) and Section 3.03(g) of the JAA are hereby deleted in in their entirety.

1.1.3.    Board Meetings.

1.1.3.1.    Section 3.04(a) and Section 3.04(b) of the JAA are hereby amended and restated in in their entirety as follows:

“(a)    The Board shall meet no less frequently than quarterly (or other frequency as determined by the Board in its sole discretion), at such place and time as shall be determined by Majority Vote. Special meetings of the Board, to be held at the offices of the Company (or such other place as shall be agreed by Majority Vote), shall be called at the direction of the CEO or one or more Directors, and for reasonable cause shown (which includes any meeting called by a Director to review any determination made by the Company pursuant to this Agreement), upon not less than five (5) Business Days’ notice given by or one or more Directors, the CEO, the chairman of the Board or the Secretary of the Company (which officers shall give such notice if properly directed to do so as aforesaid) to each Director. Emergency meetings of the Board may be held at the offices of the Company (or such other place as shall be agreed by Majority Vote) upon not less than one (1) Business Day’s telephone notice to each Director specifying in reasonable detail the nature of such emergency (to be confirmed by written notice to each Director including an agenda specifying in reasonable detail the matters to be discussed at the

Exhibit B

applicable Board meeting) by any Director, the CEO, the chairman of the Board or the Secretary of the Company. The matters addressed at any meeting may only include those expressly mentioned in the call notice and included in the agenda, unless otherwise agreed by all the Directors present at such meeting (which agreement may be obtained at the relevant meeting).

(b)    With respect to regular Board meetings, not later than five (5) Business Days before each such meeting, the Secretary of the Company shall deliver to each Director, together with the notice of each such meeting, an agenda specifying in reasonable detail the matters to be discussed at the applicable Board meeting. Any Director that wishes to have any additional matter discussed at any such meeting shall give the Secretary of the Company and each other Director not later than two Business Days prior to any such meeting, notice of each matter it so wishes to discuss.”

1.1.4.    Vacancies. Section 3.06(b) of the JAA is hereby amended and restated in its entirety as follows:

“(b)    In the event a vacancy occurs on the Board as a result of the retirement, removal, resignation or death of any Director , the Shareholder Group that initially appointed such Director shall appoint, at its sole discretion, a new person to replace such Director. The Shareholders agree to vote their respective Common Shares for the election of any person designated in accordance with this Section 3.06(b) to fill a vacancy on the Board. Any Director elected pursuant to this Section 3.06(b) shall serve until the next annual election of Directors.”

1.1.5.    Officers. Section 3.08(c) of the JAA is hereby amended and restated in its entirety as follows:

“(c)    The Secretary of the Company shall be identified and recommended by the CEO. As promptly as practicable following the recommendation by the CEO of an individual to serve as Secretary of the Company, the Board shall take all actions as may be necessary pursuant to and in accordance with applicable Law and the Organization Documents of the Company to appoint the Secretary of the Company recommended by the CEO; provided, however, that, if the Board rejects the candidate proposed by the CEO, as applicable, then, the Board shall explain in writing with reasonable detail the rationale for such rejection and request the CEO to recommend another candidate to be appointed as Secretary of the Company, in which case the Board shall promptly, within five Business Days, take all actions as may be necessary pursuant to and in accordance with applicable Law and the Organization Documents of the Company to appoint the Secretary of the Company recommended by the CEO.”

1.1.6.    Special Approval Matters. Section 3.07(a) of the JAA is hereby amended and restated in its entirety as follows:

“(a)    A Majority Vote shall constitute an act of the Board. Notwithstanding the foregoing, but subject to Section 3.3 of the Share Rights Agreement, neither the Company nor any Subsidiary shall take any of the following actions without the approval of each of the Independent Third Party (or United, if United has delivered a United Approval Notice with respect to the rights under this Section 3.07(a)) and NewCo:

(i)    materially modify, waive or repeal any material provision contained in its Organization Documents, unless required to comply with applicable Law;

Exhibit B

(ii)    merge or consolidate the Company or any Material Subsidiary with, or sell, Transfer or otherwise dispose of, all or substantially all of the assets of the Company or any Material Subsidiary, to any Third Party;

(iii)    issue or sell any voting Capital Stock of or other form of voting equity interest (or other security exercisable for or convertible into any voting Capital Stock or other form of voting equity interest) in the Company or any Subsidiary;

(iv)    except as contemplated by the Business Plan and Budget, make any acquisition of assets or securities or other interests in any joint venture, partnership or other Person (A) related to the airline business or activities ancillary or related thereto in each case in an amount greater than (1) US$30.0 million in any single instance or (2) US$75.0 million in the aggregate during any fiscal year, or (B) not related to the airline business or activities ancillary or related thereto;

(v)    except as contemplated by the Business Plan and Budget, make capital expenditures in excess of US$120.0 million in the aggregate during any fiscal year;

(vi)    authorize, adopt, amend or modify the Business Plan and Budget;

(vii)    enter into, modify or supplement any Contract (A) with a Shareholder, Director or an officer of the Company or a Family Member or Affiliate of any of the foregoing, whether for the performance of services or the direct or indirect sale, lease, conveyance, exchange, Transfer or other disposition of goods, property or other assets or the leasing of same or otherwise or (B) pursuant to which a Shareholder, Director or an officer of the Company or a Family Member or Affiliate of any of the foregoing is a direct or indirect third-party beneficiary;

(viii)    loan any funds, enter into any advance purchase arrangement or otherwise extend credit to Shareholder, Director or an officer of the Company or a Family Member or an Affiliate of the foregoing;

(ix)    terminate any Joint Business Agreement, except (A) as a result of a breach or default thereunder by United or any of its Affiliates giving rise to the Company’s right to such termination, (B) when such termination is required, in the written opinion of the Company’s outside legal counsel, in accordance with applicable Laws to comply with an order by a Governmental Authority and such order cannot be appealed by the parties to such Joint Business Agreement or complied with by the parties to such Joint Business Agreement using reasonable commercial efforts in a manner that does not require termination of such Joint Business Agreement, as applicable, (C) in accordance with its terms, effective no earlier than the expiration of the Initial Term (as defined in the Primary JBA), or (D) when such termination is made jointly by United and the Company;

Exhibit B

(x)    any action or omission which would cause the Company to breach, or would constitute a default under, a Joint Business Agreement;

(xi)    commence any bankruptcy or insolvency proceeding of the Company and/or any of its Material Subsidiaries; and

(xii)    dissolve or liquidate, or agree to dissolve or liquidate.”

1.1.7.    Independent Directors Approval Matters. Section 3.07(b) of the JAA is hereby amended and restated in its entirety as follows:

“(b)    Neither the Company nor any Subsidiary shall take any of the following actions without both a Majority Vote and the approval of a majority of the Independent Directors:

(i)    (A) acquire, repurchase or redeem any Capital Stock or other equity interest (or other security exercisable for or convertible into any Capital Stock or other equity interest) in the Company or any Subsidiary or (B) issue or sell any non-voting Capital Stock of or other non-voting equity interest (or other form of security exercisable for or convertible into any non-voting Capital Stock or other form of non-voting equity interest) in the Company or any Subsidiary;

(ii)    unless required by Law or a change in IFRS make any material change in accounting methods (other than (x) a change permitted by IFRS and recommended in writing by the Company’s external auditors or (y) a change recommended by management and unanimously approved by the audit committee of the Board);

(iii)    execute a settlement agreement or confess a judgment, the result of which would be to cause the Company to pay over US$5.0 million to a Third Party;

(iv)    commence any litigation for an amount in excess of US$5.0 million;

(v)    except as contemplated by the Business Plan and Budget, incur indebtedness for borrowed money (other than working capital debt incurred in the ordinary course of business), involving an aggregate annual amount greater than ten percent (10%) of the amount budgeted therefor in the Business Plan and Budget;

(vi)    adopt or amend any stock option plan or other equity incentive plan, or implement any methodology or structure (including compensation ranges) for determining the compensation of the Senior Management and the vice presidents of the Company;

(vii)    select or replace its independent auditors;

(viii)    except as contemplated by the Business Plan and Budget, enter into any material Contract outside the ordinary course of business (including the giving of any guaranty or indemnity) or of any long-term nature, in each case involving an aggregate annual payment greater than 0.3% of consolidated gross revenues of the Company for the most recent four consecutive fiscal quarters;

Exhibit B

(ix)    modify the Dividend Policy;

(x)    increase or decrease the size of the Board (other than an increase approved by a majority of the Independent Directors pursuant to Section 3.03(c));

(xi)    change the jurisdiction of organization of the Company; and

(xii)    terminate or relinquish any material governmental license, permit or concession obtained or held by the Company or any of its Material Subsidiaries.”

1.1.8.    Schedule III. Schedule III of the JAA is hereby deleted in its entirety.

1.2.    Further Assurances. The Parties agree that from time to time after the date hereof, they will promptly execute and deliver such further documents and take such further actions, as may be reasonably necessary to carry out the purpose and intent of this Amendment.

1.3.    Acknowledgement. The Parties agree that this Amendment complies with the requirements to amend the JAA, as set forth in Section 7.13(a) of the JAA. The JAA, as amended herein, is ratified and confirmed, and all other terms and conditions of the JAA not modified or supplemented by this Amendment shall remain in full force and effect. All references to the JAA shall hereafter be considered to be references to the JAA as modified by this Amendment.

1.4.    Counterparts. This Amendment may be executed and delivered (including by facsimile transmission or by electronic mail in “portable document format” (“.pdf”) form) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Copies of executed counterparts transmitted by telecopy, electronic mail or other electronic transmission service shall be considered original executed counterparts for purposes of this Section 4.

1.5.    Governing Law. This Amendment shall be governed by, and construed in accordance with, the laws of the State of New York.

1.6.    Headings. The headings in this Amendment are included for convenience and identification only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of this Amendment or any provision hereof.

[End of the Document]

Exhibit B